UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant      Filed by a Party other than the Registrant
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

Zoom Video Communications, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

ZOOM VIDEO COMMUNICATIONS, INC.
55 ALMADEN BLVD., 6TH FLOOR
SAN JOSE, CALIFORNIA 95113
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD AT 10:00 A.M. PACIFIC TIME ON THURSDAY, JUNE 17, 2021
Dear Stockholders of Zoom Video Communications, Inc.:
We cordially invite you to attend the 2021 annual meeting of stockholders (the “Annual Meeting”) of Zoom Video Communications, Inc., a Delaware corporation, which will be held as a virtual meeting on Thursday, June 17, 2021 at 10:00 a.m. Pacific Time. You can attend the Annual Meeting via a live interactive webcast on the internet at www.virtualshareholdermeeting.com/ZM2021 where you will be able to view the meeting live, submit questions (before and during the meeting) and vote online.
We are holding the Annual Meeting for the following purposes, as more fully described in the accompanying proxy statement:
1.To elect the three nominees for Class II directors named in the accompanying proxy statement to serve until the 2024 annual meeting of stockholders and until their successors are duly elected and qualified;
2.To ratify the appointment of KPMG LLP as our independent registered public accounting firm for our fiscal year ending January 31, 2022;
3.To solicit an advisory vote to approve the compensation of our named executive officers;
4.To solicit an advisory vote to approve the frequency of shareholder advisory votes on executive compensation; and
5.To transact such other business that may properly come before the Annual Meeting or any adjournments or postponements thereof.
Our Board of Directors has fixed the close of business on April 19, 2021 as the record date for the Annual Meeting (the “Record Date”). Only stockholders of record on April 19, 2021 are entitled to notice of and to vote at the Annual Meeting. Further information regarding voting rights and the matters to be voted upon is presented in the accompanying proxy statement.
On or about May 5, 2021, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy statement and annual report. The Notice provides instructions on how to vote via the Internet or by telephone and includes instructions on how to receive a paper copy of our proxy materials by mail.
YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the Annual Meeting, we urge you to submit your vote via the Internet, telephone or mail as soon as possible to ensure your shares are represented. For additional instructions on voting by telephone or the Internet, please refer to your proxy card. Returning the proxy does not deprive you of your right to attend the virtual Annual Meeting and to vote your shares at the Annual Meeting.
We appreciate your continued support of Zoom.

By order of the Board of Directors,

/s/ Eric S. Yuan
Eric S. Yuan
President, Chief Executive Officer and Chairman of the Board
San Jose, California
May 5, 2021

i.

ii.

ZOOM VIDEO COMMUNICATIONS, INC.
PROXY STATEMENT
FOR 2021 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD AT 10:00 A.M. PACIFIC TIME ON THURSDAY, JUNE 17, 2021
This proxy statement and the enclosed form of proxy are being provided to you in connection with the solicitation of proxies by our board of directors (the “Board of Directors” or "Board") for use at the 2021 annual meeting of stockholders of Zoom Video Communications, Inc., a Delaware corporation, and any postponements, adjournments or continuations thereof (the “Annual Meeting”). The Annual Meeting will be held as a virtual meeting on Thursday, June 17, 2021 at 10:00 a.m. Pacific Time via a live interactive webcast on the internet at www.virtualshareholdermeeting.com/ZM2021 where you will be able to listen to the meeting live, submit questions (before and during the meeting) and vote online. The Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access this proxy statement and our annual report is first being mailed on or about May 5, 2021 to all stockholders entitled to vote at the Annual Meeting.
A list of stockholders entitled to vote will be available for 10 days prior to the Annual Meeting at our headquarters, 55 Almaden Blvd., 6th Floor, San Jose, California 95113. If you would like to view the stockholder list, please contact our Investor Relations department with an electronic mail message to investors@zoom.us or at 1-888-799-9666 to schedule an appointment or for alternative arrangements to the extent office access is impracticable due to the COVID-19 pandemic. In addition, a list of stockholders of record will be available during the Annual Meeting for inspection by stockholders of record for any legally valid purpose related to the Annual Meeting at www.virtualshareholdermeeting.com/ZM2021.
The information provided in the “question and answer” format below is for your convenience only and is merely a summary of the information contained in this proxy statement. You should read this entire proxy statement carefully. Information contained on, or that can be accessed through, our website is not incorporated by reference into this proxy statement and references to our website address in this proxy statement are inactive textual references only.
QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING
Why are you holding a virtual Annual Meeting?
Our Annual Meeting will be held solely in a virtual format, which will be conducted via a live video webcast and online stockholder tools. We have created and implemented the virtual format in order to facilitate stockholder attendance and participation by enabling stockholders to participate fully and equally from any location around the world, at no cost. However, you will bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies. A virtual Annual Meeting makes it possible for more stockholders (regardless of size, resources or physical location) to have direct access to information more quickly, while saving the Company and our stockholders time and money. We also believe that the online tools we have selected will increase stockholder communication. For example, the virtual format allows stockholders to communicate with us in advance of, and during, the Annual Meeting so they can ask questions of our Board of Directors or management. During the live Q&A session of the Annual Meeting, we may answer questions as they come in and address those asked in advance, to the extent relevant to the business of the Annual Meeting and as time permits.
How do I attend the Annual Meeting?
You will be able to attend the virtual Annual Meeting online, submit your questions during the meeting and vote your shares electronically at the virtual meeting by visiting www.virtualshareholdermeeting.com/ZM2021. To participate in the Annual Meeting online, you will need the control number included on your proxy card. The Annual Meeting webcast will begin promptly at 10:00 a.m. Pacific Time. We encourage you to access the meeting prior to the start time. Online check-in will begin at 9:55 a.m. Pacific Time and you should allow sufficient time for
1.

the check-in procedures. If you encounter any difficulties accessing the virtual meeting during the check-in or course of the annual meeting, please call the technical support number that will be posted on the Annual Meeting website log-in page.
What matters am I voting on?
You will be voting on:
•the election of the three nominees for Class II directors named herein to serve until our 2024 annual meeting of stockholders and until their successors are duly elected and qualified;
•a proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm for our fiscal year ending January 31, 2022;
•advisory approval of the compensation of our named executive officers, as disclosed in this proxy statement in accordance with SEC rules;
•advisory indication of the preferred frequency of shareholder advisory votes on the compensation of our named executive officers; and
•any other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.
How does the Board of Directors recommend I vote on these proposals?
Our Board of Directors recommends a vote:
•“FOR” the election of Jonathan Chadwick, Kimberly L. Hammonds and Dan Scheinman as Class II directors;
•“FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for our fiscal year ending January 31, 2022;
•“FOR” advisory approval of the compensation of our named executive officers, as disclosed in this proxy statement in accordance with SEC rules; and
•“One Year” as the preferred frequency of shareholder advisory votes on the compensation of our named executive officers.
Who is entitled to vote?
Holders of either class of our common stock as of the close of business on April 19, 2021 (the “Record Date”) may vote at the Annual Meeting. As of the Record Date, there were 236,275,450 shares of our Class A common stock outstanding and 58,184,824 shares of our Class B common stock outstanding. Our Class A common stock and Class B common stock will vote as a single class on all matters described in this proxy statement for which your vote is being solicited.  Stockholders are not permitted to cumulate votes with respect to the election of directors. Each share of Class A common stock is entitled to one vote on each proposal and each share of Class B Common Stock is entitled to 10 votes on each proposal. Our Class A common stock and Class B common stock are collectively referred to in this proxy statement as our common stock.
Registered Stockholders. If shares of our common stock are registered directly in your name with our transfer agent, you are considered the stockholder of record with respect to those shares and the Notice was provided to you directly by us. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote live at the Annual Meeting. Throughout this proxy statement, we refer to these registered stockholders as “stockholders of record.”
2.

Street Name Stockholders. If shares of our common stock are held on your behalf in a brokerage account or by a bank or other nominee, you are considered to be the beneficial owner of shares that are held in “street name,” and the Notice was forwarded to you by your broker, bank or other nominee, who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or other nominee as to how to vote your shares. Beneficial owners are also invited to attend the Annual Meeting. However, since a beneficial owner is not the stockholder of record, you may not vote your shares of our common stock live at the Annual Meeting unless you follow your broker, bank or other nominee’s procedures for obtaining a legal proxy. If you request a printed copy of our proxy materials by mail, your broker, bank or other nominee will provide a voting instruction form for you to use. Throughout this proxy statement, we refer to stockholders who hold their shares through a broker, bank or other nominee as “street name stockholders.”
How do I vote?
If you are a stockholder of record, there are four ways to vote:
•by Internet at www.proxyvote.com, 24 hours a day, seven days a week, until 11:59 p.m. Eastern Time on June 16, 2021 (have your Notice or proxy card in hand when you visit the website);
•by toll-free telephone until 11:59 p.m. Eastern Time on June 16, 2021 at 1-800-690-6903 (be sure to have your Notice or proxy card in hand when you call);
•by completing and mailing your proxy card so it is received prior to the Annual Meeting (if you received printed proxy materials); or
•by attending and voting at the virtual Annual Meeting by visiting www.virtualshareholdermeeting.com/ZM2021, where stockholders may vote and submit questions (before and during) the Annual Meeting (have your Notice or proxy card in hand when you visit the website).
Even if you plan to attend the Annual Meeting online, we recommend that you also vote by proxy prior to the Annual Meeting so that your vote will be counted if you later decide not to attend the Annual Meeting.
If you are a street name stockholder, you will receive voting instructions from your broker, bank or other nominee. You must follow the voting instructions provided by your broker, bank or other nominee in order to direct your broker, bank or other nominee on how to vote your shares. Street name stockholders should generally be able to vote by returning a voting instruction form, or by telephone or on the Internet. However, the availability of telephone and Internet voting will depend on the voting process of your broker, bank or other nominee. As discussed above, if you are a street name stockholder, you may not vote your shares live at the Annual Meeting unless you obtain a legal proxy from your broker, bank or other nominee.
How many votes are needed for approval of each proposal?
•Proposal No. 1: The election of directors requires a plurality of the voting power of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon to be approved. “Plurality” means that the nominees who receive the largest number of votes cast “For” such nominees are elected as directors. As a result, any shares not voted “For” a particular nominee (whether as a result of stockholder abstention or a broker non-vote) will not be counted in such nominee’s favor and will have no effect on the outcome of the election. You may vote “For” or “Withhold” on each of the nominees for election as a director. Withheld votes and broker non-votes will have no effect on the outcome of this proposal.
•Proposal No. 2: The ratification of the appointment of KPMG LLP as our independent registered public accounting firm for our fiscal year ending January 31, 2022, requires the affirmative vote of a majority of the voting power of the shares of our common stock present in person, by remote communication or by proxy at the Annual Meeting and entitled to vote thereon to be approved. Abstentions are considered votes present and entitled to vote on this proposal, and thus, will have the
3.

same effect as a vote “Against” this proposal. Broker non-votes will have no effect on the outcome of this proposal.
•Proposal No. 3: Advisory approval of the compensation of our named executive officers requires the affirmative vote of a majority of the voting power of the shares of our common stock present in person, by remote communication or by proxy at the Annual Meeting and entitled to vote thereon to be approved. Abstentions are considered votes present and entitled to vote on this proposal, and thus, will have the same effect as a vote “Against” this proposal. Broker non-votes will have no effect on the outcome of this proposal.
•Proposal No. 4: The frequency receiving the affirmative vote of a majority of the voting power of the shares of our common stock present in person, by remote communication or by proxy at the Annual Meeting and entitled to vote thereon will be deemed to be the frequency preferred by the stockholders. If no option receives votes from the holders of a majority of the shares cast in person or by proxy, no preference of our stockholders will have been approved by our stockholders; however, our Board and Compensation Committee will take the relative proportions of the votes cast into account in setting the frequency of stockholder advisory votes on the compensation of our named executive officers. Abstentions are considered votes present and entitled to vote on this proposal, and thus, will have the same effect as a vote “Against” each proposed frequency. Broker non-votes will have no effect on the outcome of this proposal.
What is a quorum?
A quorum is the minimum number of shares required to be present at the Annual Meeting to properly hold an annual meeting of stockholders and conduct business under our amended and restated bylaws and Delaware law. The presence, virtually or by proxy, of a majority of the voting power of all issued and outstanding shares of our common stock entitled to vote at the Annual Meeting will constitute a quorum at the Annual Meeting. Abstentions, withhold votes and broker non-votes are counted as shares present and entitled to vote for purposes of determining a quorum.
Can I change my vote?
Yes. If you are a stockholder of record, you can change your vote or revoke your proxy any time before the Annual Meeting by:
•entering a new vote by Internet or by telephone;
•completing and returning a later-dated proxy card;
•notifying the Secretary of Zoom Video Communications, Inc., in writing received at the following address by the close of business on the business day immediately preceding the Annual Meeting, at Zoom Video Communications, Inc., 55 Almaden Blvd., 6th Floor, San Jose, California 95113; or
•attending and voting at the virtual Annual Meeting (although attendance at the Annual Meeting will not, by itself, revoke a proxy).
If you are a street name stockholder, your broker, bank or other nominee can provide you with instructions on how to change your vote.
What is the effect of giving a proxy?
Proxies are solicited by and on behalf of our Board of Directors. Eric S. Yuan, Kelly Steckelberg, and Aparna Bawa have been designated as proxy holders by our Board of Directors. When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If no specific instructions are given, however, the shares will be voted in accordance with the recommendations of our Board of Directors as described above. If any matters not described in
4.

this proxy statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote the shares. If the Annual Meeting is adjourned, the proxy holders can vote the shares on the new Annual Meeting date as well, unless you have properly revoked your proxy instructions, as described above.
Why did I receive a Notice of Internet Availability of Proxy Materials instead of a full set of proxy materials?
In accordance with the rules of the Securities and Exchange Commission (“SEC”), we have elected to furnish our proxy materials, including this proxy statement and our annual report, primarily via the Internet. The Notice containing instructions on how to access our proxy materials is first being mailed on or about May 5, 2021 to all stockholders entitled to vote at the Annual Meeting. Stockholders may request to receive all future proxy materials in printed form by mail or electronically by e-mail by following the instructions contained in the Notice. We encourage stockholders to take advantage of the availability of our proxy materials on the Internet to help reduce the environmental impact and cost of our annual meetings of stockholders.
How are proxies solicited for the Annual Meeting?
Our Board of Directors is soliciting proxies for use at the Annual Meeting. All expenses associated with this solicitation will be borne by us. We will reimburse brokers, banks or other nominees for reasonable expenses that they incur in sending our proxy materials to you if a broker, bank or other nominee holds shares of our common stock on your behalf. In addition, our directors and employees may also solicit proxies in person, online, by telephone, or by other means of communication. Our directors and employees will not be paid any additional compensation for soliciting proxies.
How may my brokerage firm or other intermediary vote my shares if I fail to provide timely directions?
Brokerage firms and other intermediaries holding shares of our common stock in street name for their customers are generally required to vote such shares in the manner directed by their customers. In the absence of timely directions, your broker will have discretion to vote your shares on the sole “routine” matter being voted on at the Annual Meeting: the proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm for our fiscal year ending January 31, 2022. Your broker will not have discretion to vote on any other proposals, which are “non-routine” matters, absent direction from you.
Where can I find the voting results of the Annual Meeting?
We will announce preliminary voting results at the Annual Meeting. We will also disclose voting results on a Current Report on Form 8-K that we will file with the SEC within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Current Report on Form 8-K within four business days after the Annual Meeting, we will file a Current Report on Form 8-K to publish preliminary results and will provide the final results in an amendment to the Current Report on Form 8-K as soon as they become available.
I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?
We have adopted a procedure called “householding,” which the SEC has approved. Under this procedure, we deliver a single copy of the Notice and, if applicable, our proxy materials to multiple stockholders who share the same address unless we have received contrary instructions from one or more of such stockholders. This procedure reduces our printing costs, mailing costs, and fees. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will deliver promptly a separate copy of the Notice and, if applicable, our proxy materials to any stockholder at a shared address to which we delivered a single copy of any of these materials. To receive a separate copy, or, if a stockholder is receiving multiple copies, to request that we only send a single copy of the Notice and, if applicable, our proxy materials, such stockholder may contact us at the following address:
5.

Zoom Video Communications, Inc.
Attention: Investor Relations
55 Almaden Blvd., 6th Floor
San Jose, California 95113
Tel: 1-888-799-9666
Email: investors@zoom.us
Street name stockholders may contact their broker, bank or other nominee to request information about householding.
What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?
Stockholder Proposals
Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at next year’s annual meeting of stockholders by submitting their proposals in writing to our Secretary in a timely manner. For a stockholder proposal to be considered for inclusion in our proxy statement for the 2022 annual meeting of stockholders, our Secretary must receive the written proposal at our principal executive offices not later than January 5, 2022. In addition, stockholder proposals must comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Stockholder proposals should be addressed to:
Zoom Video Communications, Inc.
Attention: Secretary
55 Almaden Blvd., 6th Floor
San Jose, California 95113
Our amended and restated bylaws also establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders but do not intend for the proposal to be included in our proxy statement. Our amended and restated bylaws provide that the only business that may be conducted at an annual meeting of stockholders is business that is (i) specified in our proxy materials with respect to such annual meeting, (ii) otherwise properly brought before such annual meeting by or at the direction of our Board of Directors, or (iii) properly brought before such meeting by a stockholder of record entitled to vote at such annual meeting who has delivered timely written notice to our Secretary, which notice must contain the information specified in our amended and restated bylaws. To be timely for our 2022 annual meeting of stockholders, our Secretary must receive the written notice at our principal executive offices:
•not earlier than February 17, 2022; and
•not later than the close of business on March 19, 2022.
In the event that we hold the 2022 annual meeting of stockholders more than 30 days before or after the one-year anniversary of the Annual Meeting, notice of a stockholder proposal that is not intended to be included in our proxy statement must be received no earlier than the close of business on the 120th day before the 2022 annual meeting of stockholders and no later than the close of business on the later of the following two dates:
•the 90th day prior to the 2022 annual meeting of stockholders; or
•the 10th day following the day on which public announcement of the date of our 2022 annual meeting of stockholders is first made.
If a stockholder who has notified us of his, her or its intention to present a proposal at an annual meeting of stockholders does not appear to present his, her or its proposal at such annual meeting, we are not required to present the proposal for a vote at such annual meeting.
6.

Nomination of Director Candidates
Holders of our common stock may propose director candidates for consideration by our Nominating and Corporate Governance Committee. Any such recommendations should include the nominee’s name and qualifications for membership on our Board of Directors and should be directed to our Secretary at the address set forth above. For additional information regarding stockholder recommendations for director candidates, see the section titled “Board of Directors and Corporate Governance—Stockholder Recommendations for Nominations to the Board of Directors.”
In addition, our amended and restated bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders. To nominate a director, the stockholder must provide the information required by our amended and restated bylaws. In addition, the stockholder must give timely notice to our Secretary in accordance with our amended and restated bylaws, which, in general, require that the notice be received by our Secretary within the time periods described above under the section titled “Stockholder Proposals” for stockholder proposals that are not intended to be included in a proxy statement.
Availability of Bylaws
You may contact our Secretary at the address set forth above for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.
7.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Our business affairs are managed under the direction of our Board of Directors, which is currently composed of ten members. Nine of our directors are independent within the meaning of the listing standards of The Nasdaq Stock Market. Our Board of Directors is divided into three staggered classes of directors. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the same class whose term is then expiring.
The following table sets forth the names, ages as of May 5, 2021, and certain other information for each of the members of our Board of Directors with terms expiring at the Annual Meeting (who are also nominees for election as a director at the Annual Meeting) and for each of the continuing members of our Board of Directors:

Directors with Terms Expiring at the Annual Meeting/Nominees	Class	Age	Position	Director Since	Current Term Expires	Expiration of Term For Which Nominated
Jonathan Chadwick(1)	II	55	Director	2017	2021	2024
Kimberly L. Hammonds(3)	II	53	Director	2018	2021	2024
Dan Scheinman(1)(2)(4)	II	58	Lead Independent Director	2013	2021	2024
Continuing Directors
Peter Gassner	I	56	Director	2015	2023	—
Lieut. Gen. H.R. McMaster	I	58	Director	2020	2023	—
Eric S. Yuan	I	51	President, Chief Executive Officer and Chairman of the Board	2011	2023	—
Carl M. Eschenbach(1)	III	54	Director	2016	2022	—
Janet Napolitano	III	63	Director	2020	2022
Santiago Subotovsky(2)(3)	III	43	Director	2014	2022	—
Bart Swanson(2)(3)	III	58	Director	2013	2022	—
_______________
(1)Member of our Audit Committee
(2)Member of our Compensation Committee
(3)Member of our Nominating and Corporate Governance Committee
(4)Lead Independent Director
Nominees for Director
Jonathan Chadwick. Mr. Chadwick has served as a member of our Board of Directors since September 2017. Since April 2016, Mr. Chadwick has been a private investor. From November 2012 to April 2016, Mr. Chadwick served as Chief Financial Officer, Chief Operating Officer and Executive Vice President of VMware, Inc., a virtualization and cloud infrastructure solutions company. From March 2011 until October 2011, he served as the Chief Financial Officer of Skype Communication S.a.r.l., a voice over IP (VoIP) service company, and as a Corporate Vice President of Microsoft Corporation, a technology company, after its acquisition of Skype Communication S.a.r.l. from October 2011 until November 2012. From June 2010 until February 2011, Mr. Chadwick served as Executive Vice President and Chief Financial Officer of McAfee, Inc., a security software company, until its acquisition by Intel Corporation. From September 1997 until June 2010, Mr. Chadwick served in various executive roles at Cisco Systems, Inc. He also worked for Coopers & Lybrand, an accounting firm (now PricewaterhouseCoopers) in various roles in the United States and United Kingdom. He currently serves on the boards of directors of Elastic N.V., a search and data analysis company, ServiceNow, Inc., a cloud computing company, and various private companies. He previously served on the board of directors of Cognizant Technology
8.

Solutions Corporation, an IT business services provider, and F5 Networks, Inc., an application networking delivery company. Mr. Chadwick qualified as a Chartered Accountant in England and holds a B.Sc. degree in Electrical and Electronic Engineering from the University of Bath.
We believe Mr. Chadwick is qualified to serve as a member of our Board of Directors because of his significant financial expertise as a Chief Financial Officer and service on the boards of directors of various public companies.
Kimberly L. Hammonds. Ms. Hammonds has served as a member of our Board of Directors since September 2018. Ms. Hammonds served as the Group Chief Operating Officer at Deutsche Bank AG, a global financial services company and as a member of the Deutsche Bank Management Board from November 2015 to May 2018. She joined Deutsche Bank as Chief Information Officer and Global Co-Head Technology and Operations in November 2013 from The Boeing Company, a global aerospace company. Ms. Hammonds joined The Boeing Company in 2008 and served in a number of capacities, including most recently as Chief Information Officer/Vice President, Global Infrastructure, Global Business Systems from January 2011 to November 2013. Ms. Hammonds joined The Boeing Company from Dell Incorporated, a technology company, where she led IT systems development for manufacturing operations in the Americas, and directed global IT reliability and factory systems since 2007. Ms. Hammonds currently serves on the boards of directors of Box, Inc., an enterprise cloud content and file sharing provider, Tenable Holdings, Inc., a provider of cybersecurity solutions, and UiPath, Inc., an automation software company. Ms. Hammonds previously served on the boards of directors of Cloudera, Inc., a data management, machine learning and advance analytics platform provider, and Red Hat, a provider of open source solutions. Ms. Hammonds holds a B.S.E. from the University of Michigan at Ann Arbor and an MBA from Western Michigan University.
We believe Ms. Hammonds is qualified to serve as a member of our Board of Directors because of her significant market and financial expertise and service on the boards of directors of various public companies.
Dan Scheinman. Mr. Scheinman has served as a member of our Board of Directors since January 2013. Since April 2011, Mr. Scheinman has served as an angel investor. From January 1997 to April 2011, Mr. Scheinman served in various roles at Cisco Systems, Inc., most recently as Senior Vice President, Cisco Media Solutions Group. He currently serves on the boards of directors of Arista Networks, Inc., a cloud networking company, and several private companies. Mr. Scheinman holds a B.A. degree in Politics from Brandeis University and a J.D. from the Duke University School of Law.
We believe Mr. Scheinman is qualified to serve as a member of our Board of Directors because of his significant knowledge of our company and the technology industry.
Continuing Directors
Eric S. Yuan. Mr. Yuan is the founder of our company and has served as the Chairman of our Board of Directors, President and Chief Executive Officer since June 2011. From May 2007 to June 2011, Mr. Yuan served as Corporate Vice President of Engineering at Cisco Systems, Inc., a multinational technology company. Mr. Yuan served in various roles, most recently as Vice President of Engineering, at WebEx Communications, Inc., an internet company, from August 1997 until its acquisition by Cisco Systems, Inc. in May 2007. Mr. Yuan holds a Bachelor’s degree in Applied Math from Shandong University of Science & Technology and a Master’s degree in engineering from China University of Mining & Technology.
Mr. Yuan was selected to serve on our Board of Directors because of the perspective and experience he brings as our founder, as well as his extensive experience with technology companies.
9.

Peter Gassner. Mr. Gassner has served as a member of our Board of Directors since October 2015. Since January 2007, Mr. Gassner has served as Chief Executive Officer and member of the board of directors of Veeva Systems Inc., a cloud computing company. Prior to that, from July 2003 to June 2005, Mr. Gassner served as Senior Vice President of Technology at salesforce.com, inc., a global leader in CRM. From January 1995 to June 2003, Mr. Gassner served as Chief Architect and General Manager of PeopleTools at PeopleSoft, Inc., a company providing human resources management systems acquired by Oracle. Mr. Gassner previously served on the board of directors of Guidewire Software, Inc., a software publisher. Mr. Gassner holds a B.S. in Computer Science from Oregon State University.
We believe Mr. Gassner is qualified to serve as a member of our Board of Directors because of his significant management experience in the technology industry and service on the boards of directors of various public companies.
Lieut. Gen. H.R. McMaster, U.S. Army, retired. General McMaster has served as a member of our Board of Directors since May 2020. Since September 2018, he has served at Stanford University as the Fouad and Michelle Ajami Senior Fellow at the Hoover Institution, the Susan and Bernard Liautaud Fellow at the Freeman Spogli Institute and as lecturer at the Graduate School of Business. He served as a commissioned officer in the United States Army for thirty-four years until his retirement in June 2018. From February 2017 to April 2018, McMaster was the 26th Assistant to the President for National Security Affairs. General McMaster holds a B.S. from the United States Military Academy at West Point and a M.A. and Ph.D. in History from the University of North Carolina at Chapel Hill.
We believe General McMaster is qualified to serve as a member of our Board of Directors because of his significant experience in leading large organizations, his knowledge of foreign affairs, and his expertise in strategic assessment and planning.
Carl M. Eschenbach. Mr. Eschenbach has served as a member of our Board of Directors since November 2016. Since April 2016, Mr. Eschenbach has been a general partner at Sequoia Capital Operations, LLC, a venture capital firm. Prior to joining Sequoia Capital Operations, LLC, Mr. Eschenbach spent 14 years at VMware, Inc., most recently as its President and Chief Operating Officer, a role he held from December 2012 to March 2016. He served as VMware, Inc.’s Co-President and Chief Operating Officer from April 2012 to December 2012, as Co-President, Customer Operations from January 2011 to April 2012, and as Executive Vice President of Worldwide Field Operations from May 2005 to January 2011. Prior to joining VMware, Inc. in 2002, Mr. Eschenbach held various sales management positions with Inktomi Corporation, 3Com Corporation, Lucent Technologies Inc., and Dell EMC. He currently serves on the boards of directors of Palo Alto Networks, Inc., a global cybersecurity company, Workday, Inc., a leading provider of enterprise cloud applications, Snowflake Inc., a cloud-based data platform provider, and UiPath, Inc., an automation software company. Mr. Eschenbach is also a director of several private companies. Mr. Eschenbach received an electronics technician diploma from DeVry University.
We believe Mr. Eschenbach is qualified to serve as a member of our Board of Directors because of his significant expertise in the technology industry and service on the boards of directors of various public companies.
Janet Napolitano. Ms. Napolitano has served as a member of our Board of Directors since November 2020. Ms. Napolitano is a professor at the University of California Berkeley’s Goldman School of Public Policy. She previously served as President of the University of California from September 2013 until her departure in August 2020. Prior to her time serving as the President of the University of California, she served as the U.S. Secretary of Homeland Security from 2009 to 2013, as governor of the state of Arizona from 2003 to 2009, as attorney general of Arizona from 1998 to 2003 and as U.S. attorney for the District of Arizona from 1993 to 1997. Ms. Napolitano currently serves on the board of directors of Vir Biotechnology, Inc., a clinical-stage immunology company. Ms. Napolitano holds a B.S. in political science from Santa Clara University and a J.D. from the University of Virginia School of Law.

We believe Ms. Napolitano is qualified to serve as a member of our Board of Directors because of her extensive leadership experience in both education and government.
10.

Santiago Subotovsky. Mr. Subotovsky has served as a member of our Board of Directors since December 2014. Mr. Subotovsky is a General Partner at Emergence Capital, a venture capital firm, and has been with the firm since 2010. In 1999, Mr. Subotovsky founded AXG Tecnonexo, an e-learning vendor in Latin America. Mr. Subotovsky currently serves on the boards of directors of several private companies. He holds a B.S. in Economics from Universidad de San Andrés in Argentina and an MBA from Harvard Business School. Mr. Subotovsky is an Endeavor Entrepreneur and Kauffman Fellow.
We believe Mr. Subotovsky is qualified to serve on our Board of Directors because of his experience in the venture capital industry and market knowledge and his experience serving as a director of various private companies.
Bart Swanson. Mr. Swanson has served as a member of our Board of Directors since August 2013. Since March 2013, Mr. Swanson has served as an advisor at Horizons Ventures Limited, a venture capital firm. Previously, Mr. Swanson served as Chairman and President of Summly Ltd., a mobile news app acquired by Yahoo Inc., the Chief Operating Officer of Badoo Ltd., a social discovery network, the Managing Director and Vice President International at GSI Commerce, an e-commerce corporation acquired by eBay Inc., and a General Manager at Amazon.com, Inc., a multinational technology company. Mr. Swanson currently serves on the boards of directors of several private companies. Mr. Swanson previously served as a director of the Modern Times Group (MTG), a digital entertainment company. Mr. Swanson holds a B.A. in History and Political Science from the University of Southern California, an M.A. in International Studies from the University of Pennsylvania, and an MBA from The Wharton School of the University of Pennsylvania.
We believe Mr. Swanson is qualified to serve as a member of our Board of Directors because of his experience in the venture capital industry and market knowledge and his experience serving as a director of various private companies.
Director Independence
Our Class A common stock is listed on the Nasdaq Global Select Market. Under the listing standards of The Nasdaq Stock Market, independent directors must comprise a majority of a listed company’s board of directors. In addition, the Nasdaq rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation, and nominating and corporate governance committees be independent. Under the Nasdaq listing standards, a director will only qualify as an “independent director” if, in the opinion of that listed company’s board of directors, that director does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Audit committee members must also satisfy the additional independence criteria set forth in Rule 10A-3 under the Exchange Act, and the listing standards of The Nasdaq Stock Market. Compensation committee members must also satisfy the additional independence criteria set forth in Rule 10C-1 under the Exchange Act and the listing standards of The Nasdaq Stock Market.
Our Board of Directors has undertaken a review of the independence of each of our directors. Based on information provided by each director concerning his or her background, employment and affiliations, our Board of Directors has determined that each of Mses. Hammonds and Napolitano, General McMaster, and Messrs. Chadwick, Eschenbach, Gassner, Scheinman, Subotovsky and Swanson do not have a material relationship with the company (either directly or as a partner, stockholder or officer of an organization that has a relationship within the company) that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities, and that each of these directors is “independent” as that term is defined under the applicable rules and regulations of the SEC and the listing standards of The Nasdaq Stock Market. In making these determinations, our Board of Directors considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances our Board of Directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director, and the transactions involving them described in the section titled “Related Person Transactions.”
11.

Board Leadership Structure
Eric S. Yuan currently serves as both the Chairman of our Board of Directors and as our Chief Executive Officer. Our independent directors bring experience, oversight and expertise from outside of our company, while Mr. Yuan brings company-specific experience and expertise. As our founder, Mr. Yuan is best positioned to identify strategic priorities, lead critical discussion and execute our business plans. We believe that the structure of our Board of Directors and its committees provides effective independent oversight of management while Mr. Yuan’s combined role enables strong leadership, creates clear accountability and enhances our ability to communicate our message and strategy clearly and consistently to stockholders.
Lead Independent Director
Our Corporate Governance Guidelines provide that if the Chairman of our Board of Directors is not an independent director, our independent directors will designate one of the independent directors to serve as Lead Independent Director. Because Mr. Yuan is our Chairman and Chief Executive Officer, our Board of Directors, including the independent directors, has appointed Dan Scheinman to serve as our Lead Independent Director. As Lead Independent Director, Mr. Scheinman presides over regularly scheduled executive sessions of our independent directors, coordinate activities of the independent directors, presides over any portions of meetings of our Board of Directors at which the performance of our Board of Directors is presented or discussed, and performs such additional duties as our Board of Directors otherwise determines and delegates.
Board and Stockholder Meetings and Committees
During our fiscal year ended January 31, 2021, our Board of Directors held 29 meetings (including regularly scheduled and special meetings), and each incumbent director attended at least 75% of the aggregate of (i) the total number of meetings of our Board of Directors held during the period for which he or she has been a director and (ii) the total number of meetings held by all committees of our Board of Directors on which he or she served during the periods that he or she served.
We encourage our directors to attend our annual meeting of stockholders. All of our then-serving directors attended the annual meeting of stockholders in 2020.
Our Board of Directors has established an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The composition and responsibilities of each of the committees of our Board of Directors is described below. Members will serve on these committees until their resignation or until otherwise determined by our Board of Directors.
Audit Committee
Our Audit Committee consists of Messrs. Chadwick, Eschenbach and Scheinman. Our Board of Directors has determined that each member of the Audit Committee satisfies the independence requirements under the listing standards of The Nasdaq Stock Market and Rule 10A-3(b)(1) of the Exchange Act. The chair of our Audit Committee is Mr. Chadwick. Our Board of Directors has determined that Mr. Chadwick is an “audit committee financial expert” within the meaning of SEC regulations. Each member of our Audit Committee can read and understand fundamental financial statements in accordance with applicable requirements. In arriving at these determinations, our Board of Directors has examined each Audit Committee member’s scope of experience and the nature of his employment.
The primary purpose of the Audit Committee is to discharge the responsibilities of our Board of Directors with respect to our corporate accounting and financial reporting processes, systems of internal control and financial statement audits, and to oversee our independent registered public accounting firm. Specific responsibilities of our Audit Committee include:
•helping our Board of Directors oversee our corporate accounting and financial reporting processes;
12.

•managing the selection, engagement, qualifications, independence and performance of a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;
•discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and the independent accountants, our interim and year-end operating results;
•developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;
•reviewing related person transactions; and
•pre-approving audit and permissible non-audit services to be performed by the independent registered public accounting firm.
Our Audit Committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and the listing standards of The Nasdaq Stock Market. A copy of the charter of our Audit Committee is available on our website at https://investors.zoom.us/corporate-governance. During our fiscal year ended January 31, 2021, our Audit Committee held 35 meetings.
Compensation Committee
Our Compensation Committee consists of Messrs. Scheinman, Subotovsky and Swanson. The chair of our Compensation Committee is Mr. Scheinman. Our Board of Directors has determined that each member of the Compensation Committee is independent under the listing standards of The Nasdaq Stock Market, and a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act.
The primary purpose of our Compensation Committee is to discharge the responsibilities of our Board of Directors in overseeing our compensation policies, plans and programs and to review and determine the compensation to be paid to our executive officers, directors and other senior management, as appropriate. Specific responsibilities of our Compensation Committee include:
•reviewing and recommending to our Board of Directors the compensation of our directors;
•administering our equity incentive plans and other benefit programs;
•reviewing, adopting, amending and terminating incentive compensation and equity plans, severance agreements, profit sharing plans, bonus plans, change-of-control protections and any other compensatory arrangements for our executive officers and other senior management; and
•reviewing and establishing general policies relating to compensation and benefits of our employees, including our overall compensation philosophy.
Our Compensation Committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and the listing standards of The Nasdaq Stock Market. A copy of the charter of our Compensation Committee is available on our website at https://investors.zoom.us/corporate-governance. During our fiscal year ended January 31, 2021, our Compensation Committee held six meetings.
Nominating and Corporate Governance Committee
Our Nominating and Corporate Governance committee consists of Ms. Hammonds and Messrs. Subotovsky and Swanson. The chair of our Nominating and Corporate Governance Committee is Mr. Subotovsky. Our Board of Directors has determined that each member of the Nominating and Corporate Governance Committee is independent under the listing standards of The Nasdaq Stock Market.
13.

Specific responsibilities of our Nominating and Corporate Governance Committee include:
•considering and making recommendations to our Board of Directors regarding the composition and chairmanship of the committees of our Board of Directors;
•developing and making recommendations to our Board of Directors regarding corporate governance guidelines and related matters; and
•overseeing periodic evaluations of the Board of Directors’ performance, including committees of the Board of Directors.
Our Nominating and Corporate Governance Committee operates under a written charter that satisfies the applicable listing standards of The Nasdaq Stock Market. A copy of the charter of our Nominating and Corporate Governance Committee is available on our website at https://investors.zoom.us/corporate-governance. During our fiscal year ended January 31, 2021, our Nominating and Corporate Governance Committee held four meetings.
Compensation Committee Interlocks and Insider Participation
As mentioned above, our Compensation Committee consists of Messrs. Scheinman, Subotovsky and Swanson. None of the members of our Compensation Committee is or has been an officer or employee of our company. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee (or other board committee performing equivalent functions) of any entity that has one or more of its executive officers serving on our Board of Directors or Compensation Committee.
Considerations in Evaluating Director Nominees
Our Nominating and Corporate Governance Committee uses a variety of methods for identifying and evaluating director nominees. In its evaluation of director candidates, including director candidates nominated by stockholders, our Nominating and Corporate Governance Committee will consider the current size and composition of our Board of Directors and the needs of our Board of Directors and the respective committees of our Board of Directors. Some of the qualifications that our Nominating and Corporate Governance Committee considers include, without limitation, issues of character, integrity, judgment, diversity of experience, independence, area of expertise, corporate experience, length of service, potential conflicts of interest and other commitments. Nominees must also have the ability to offer advice and guidance to our Chief Executive Officer based on past experience in positions with a high degree of responsibility and be leaders in the companies or institutions with which they are affiliated. Director candidates must have sufficient time available in the judgment of our Nominating and Corporate Governance Committee to perform all Board of Directors and committee responsibilities. Members of our Board of Directors are expected to prepare for, attend, and participate in all Board of Directors and applicable committee meetings. Other than the foregoing, there are no stated minimum criteria for director nominees, although our Nominating and Corporate Governance Committee may also consider such other factors as it may deem, from time to time, are in our and our stockholders’ best interests.
Our Board of Directors believes that it should be a diverse body, and our Nominating and Corporate Governance Committee considers a broad range of backgrounds and experiences. As set forth in our Corporate Governance Guidelines, in making determinations regarding nominations of directors, our Nominating and Corporate Governance Committee considers, among other factors, diversity factors, including race, ethnicity, gender, age and sexual orientation, among others. Our Nominating and Corporate Governance Committee also considers these and other factors as it oversees the annual Board of Directors and committee evaluations. After completing its review and evaluation of director candidates, our Nominating and Corporate Governance Committee recommends to our full Board of Directors the director nominees for selection.
Stockholder Recommendations for Nominations to the Board of Directors
Our Nominating and Corporate Governance Committee will consider candidates for director recommended by stockholders holding at least one percent (1%) of the fully diluted capitalization of our company continuously for
14.

at least twelve (12) months prior to the date of the submission of the recommendation, so long as such recommendations comply with our amended and restated certificate of incorporation and amended and restated bylaws and applicable laws, rules and regulations, including those promulgated by the SEC. Our Nominating and Corporate Governance Committee will evaluate such recommendations in accordance with its charter, our amended and restated bylaws, our policies and procedures for director candidates, as well as the regular director nominee criteria described above. This process is designed to ensure that our Board of Directors includes members with diverse backgrounds, skills and experience, including appropriate financial and other expertise relevant to our business. Eligible stockholders wishing to recommend a candidate for nomination should contact our General Counsel or our Legal Department in writing. Such recommendations must include information about the candidate, a statement of support by the recommending stockholder, evidence of the recommending stockholder’s ownership of our common stock and a signed letter from the candidate confirming willingness to serve on our Board of Directors. Our Nominating and Corporate Governance Committee has discretion to decide which individuals to recommend for nomination as directors.
Under our amended and restated bylaws, stockholders may also nominate persons for our Board of Directors. Any nomination must comply with the requirements set forth in our amended and restated bylaws and should be sent in writing to our General Counsel or our Legal Department at Zoom Video Communications, Inc., 55 Almaden Blvd., 6th Floor, San Jose, California 95113. To be timely for our 2022 annual meeting of stockholders, our General Counsel or Legal Department must receive the nomination no earlier than February 16, 2022 and no later than March 18, 2022.
Communications with the Board of Directors
Interested parties wishing to communicate with our Board of Directors or with an individual member or members of our Board of Directors may do so by writing to our Board of Directors or to the particular member or members of our Board of Directors, and mailing the correspondence to our General Counsel at Zoom Video Communications, Inc., 55 Almaden Blvd., 6th Floor, San Jose, California 95113. If an interested party wishes to contact the independent members of our Board of Directors, the interested party should address such communication to the attention of the Lead Independent Director at the address above. Our General Counsel, in consultation with appropriate members of our Board of Directors as necessary, will review all incoming communications and, if appropriate, all such communications will be forwarded to the appropriate member or members of our Board of Directors, or if none is specified, to the Chairman of our Board of Directors.
Corporate Governance Guidelines and Code of Business Conduct and Ethics
Our Board of Directors has adopted Corporate Governance Guidelines that address items such as the qualifications and responsibilities of our directors and director candidates and corporate governance policies and standards applicable to us in general. In addition, our Board of Directors has adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors, including our Chief Executive Officer, Chief Financial Officer, and other executive and senior financial officers. The full text of our Corporate Governance Guidelines and our Code of Business Conduct and Ethics is posted on the Corporate Governance portion of our website at https://investors.zoom.us/corporate-governance. We will post amendments to our Code of Business Conduct and Ethics or waivers of our Code of Business Conduct and Ethics for directors and executive officers on the same website.
Risk Management
Risk is inherent with every business, and we face a number of risks, including strategic, financial, business and operational, cyber security, legal and compliance, and reputational. We have designed and implemented processes to manage risk in our operations. Management is responsible for the day-to-day management of risks the company faces, while our Board of Directors, as a whole and assisted by its committees, has responsibility for the oversight of risk management. In its risk oversight role, our Board of Directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are appropriate and functioning as designed.
15.

Our Board of Directors believes that open communication between management and our Board of Directors is essential for effective risk management and oversight. Our Board of Directors meets with our Chief Executive Officer and other members of our senior management team at quarterly meetings of our Board of Directors, where, among other topics, they discuss strategy and risks facing the company, as well at such other times as they deem appropriate.
While our Board of Directors is ultimately responsible for risk oversight, our board committees assist our Board of Directors in fulfilling its oversight responsibilities in certain areas of risk. Our Audit Committee assists our Board of Directors in fulfilling its oversight responsibilities with respect to risk management in the areas of internal control over financial reporting and disclosure controls and procedures, legal and regulatory compliance, and discusses with management and the independent auditor guidelines and policies with respect to risk assessment and risk management. Our Audit Committee also reviews our major financial risk exposures and the steps management has taken to monitor and control these exposures. Our Audit Committee also monitors certain key risks on a regular basis throughout the fiscal year, such as risk associated with internal control over financial reporting and liquidity risk. Our Nominating and Corporate Governance Committee assists our Board of Directors in fulfilling its oversight responsibilities with respect to the management of risk associated with board organization, membership and structure, and corporate governance. Our Compensation Committee assesses risks created by the incentives inherent in our compensation policies.
In connection with its reviews of the operations of our business, our Audit Committee and our Board of Directors address the primary risks associated with our business including, for example, strategic planning and cybersecurity. Our Board of Directors appreciates the evolving nature of our business and industry and is actively involved with monitoring new threats and risks as they emerge. In particular, our Board of Directors is committed to the identification, timely detection, protection against, appropriate response to, and mitigation of the effects of cybersecurity threats or incidents on Zoom. Our Audit Committee actively engages in such activities as (a) considering input from the Zoom cybersecurity team and others to better understand the threats to the security of Zoom's services and their impact on Zoom’s business, (b) evaluating methods for validating the effectiveness of Zoom’s cybersecurity efforts, and (c) engaging in cybersecurity education and training. Further, our Board of Directors has been monitoring the rapidly evolving COVID-19 pandemic, its potential effects on our business, its impact on the Company with respect to data security and privacy, and risk mitigation strategies.
At periodic meetings of our Board of Directors and its committees, management reports to and seeks guidance from our Board of Directors and its committees with respect to the most significant risks that could affect our business, such as legal risks, information security and privacy risks, and financial, tax and compliance related risks. In addition, among other matters, management provides our Audit Committee periodic reports on our compliance programs and investment policy and practices.
Prohibition on Hedging, Short Sales and Pledging
Our Board of Directors has adopted an insider trading policy, which prohibits hedging or monetization transactions, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars, and exchange funds. In addition, our insider trading policy prohibits trading in derivative securities related to our Class A common stock, which include publicly traded call and put options, engaging in short selling of our Class A common stock, purchasing our Class A common stock on margin or holding it in a margin account and pledging our shares as collateral for a loan. Further, our insider trading policy provides that our directors and executive officers may only trade in our securities through a 10b5-1 trading plan.
Environmental, Social, and Governance
Embodied in our core value of care is caring for our community and environment. We consciously strive to make a positive impact on the environment and uphold our social responsibility as members of the global community. In fiscal 2021, our Board of Directors amended the charter of our Nominating and Corporate Governance Committee to include oversight of environmental, social and governance ("ESG") practices and initiatives within the committee’s mandate. Our management team provides reports on these matters to the
16.

Nominating and Corporate Governance Committee on a regular basis. We also intend to keep our investors updated on our ESG efforts on our website.
Sustainability
We believe in caring for our environment. We estimate that by enabling millions of users to work from home during the COVID-19 pandemic, our platform helped our customers reduce their CO2 emissions by more than 55 million metric tons in 2020.

As COVID-19 forced our employees around the world quickly to quickly adapt to working remotely, we took the opportunity to reimagine our real estate needs with an emphasis on safety and sustainability. We are looking at our global operational footprint to identify areas for sustainability and engaging our employees in sustainability initiatives, such as energy conservation and waste reduction.

Diversity, Equity & Inclusion ("DEI")

In June 2020, we hired our first Chief Diversity Officer, Damien Hooper-Campbell, to lead our DEI function globally. By making the strategic decision to have our University Recruiting Team report into DEI, we have taken steps to diversify our candidate outreach through engagements with AfroTech, AnitaB.org and a five-year strategic partnership with Claflin University. In our workplace, we launched our Zoom Talks initiative which included a nine-part series entitled Race in the Workplace, to foster an open space for our employees to learn more about each other's unique backgrounds. In addition, we also launched our inaugural Employee Resource Group (ERG) program with a focus on Black, Latinx, Women's, Veterans, and LGBTQ+ communities.

Philanthropy

We are excited about Zoom Cares, our philanthropic program that strives to make a positive impact on our local and global communities by leveraging charitable funding, technology, our passionate employees, policy advocacy, and our voice to support education and social equity. In fiscal 2021, we formed partnerships with the Association for the Study of African American Life & History, Equal Justice Initiative, and the National Association for the Advancement of Colored People. Our work in this space is ongoing, and includes our own diversity, equity, and inclusion efforts.

We also believe high-quality education is a fundamental right, and crucial for a bright future. In fall 2020, we invested over $1.5 million in remote learning grants to organizations supporting education in under-resourced communities. In late 2020, we launched our EdInnovation Awards — an open invitation to education leaders across the globe to submit their best, most ambitious ideas for improving student outcomes. In March 2021, we announced the six recipients of our EdInnovation Awards, who received a combined $1 million in grant funding, plus Zoom technology and support. This program is part of our ongoing commitment to supporting education.
Non-Employee Director Compensation
We maintain a Non-Employee Director Compensation Policy which provides for cash and equity compensation to directors who are not also serving as an employee or consultant to us (each an “Eligible Director”). The Non-Employee Director Policy was originally approved by our Board of Directors and effective in May 2019. Our Compensation Committee and Board of Directors periodically reviews the compensation for our Eligible Directors, with the assistance of its independent compensation consultant, Radford, including by reference to the peer group of companies used for executive compensation purposes and general trends and best practices in our industry for director compensation. Following such a review and after carefully considering market data analysis and recommendations from Radford as well as the increased demands on and time commitment required by our directors, in November 2020, our Compensation Committee recommended, and our Board of Directors approved increased cash and equity compensation, payable to all Eligible Directors beginning as of November 1, 2020. The Non-Employee Director Compensation Policy in place during fiscal 2021 (noting the November 2020 increases) is described below.
17.

Annual Cash Compensation
1.Annual Board Service Retainer:
a.All Eligible Directors: $30,000 (increased to $45,000 effective November 2020)
b.Chairman or Lead Independent Director (in lieu of above): $43,500 (increased to $65,000 effective November 2020)
2.Annual Committee Member Service Retainer:
a.Member of the Audit Committee: $10,000 (increased to $12,500 effective November 2020)
b.Member of the Compensation Committee: $7,000 (increased to $10,000 effective November 2020)
c.Member of the Nominating and Corporate Governance Committee: $3,500 (increased to $5,000 effective November 2020)
3.Annual Committee Chair Service Retainer (in lieu of Committee Member Service Retainer):
a.Chairman of the Audit Committee: $20,000 (increased to $25,000 effective November 2020)
b.Chairman of the Compensation Committee: $14,000 (increased to $20,000 effective November 2020)
c.Chairman of the Nominating and Corporate Governance Committee: $7,000 (increased to $10,000 effective November 2020)
Equity Compensation
Restricted stock unit awards (“RSUs”) granted under our Non-Employee Director Compensation Policy are structured to compensate Eligible Directors over a three-year period, or such shorter period of time that corresponds with an Eligible Director’s expected term on our Board of Directors. As a result, RSU grant values under our Non-Employee Director Compensation Policy may be higher than the grant values of other companies who make annual RSU grants to each of their directors every year, as our RSU grants occur less frequently.
Under the Non-Employee Director Compensation Policy, each Eligible Director is eligible to receive an RSU award calculated based on a grant value of $450,000 (increased to $600,000 effective November 2020) (the “Target RSU”). The RSU award is automatically granted to each Eligible Director at the following times and will be pro-rated as described below.
Initial Appointment: At the time an Eligible Director first joins the Board of Directors, such Eligible Director will receive the Target RSU. If the expected term of the Eligible Director’s initial election or appointment to the Board of Directors (such period, the “initial term”) is less than three years, the Target RSU will be pro-rated by the percentage obtained by dividing the total number of expected calendar days in the Eligible Director’s initial term by the total number of calendar days following the date of the Eligible Director’s initial election or appointment through and including the third anniversary of such date.
Re-Election: On the date of each of our annual meeting of stockholders, each Eligible Director who is (i) nominated at such annual meeting to be re-elected to the Board of Directors to serve a three-year term (such period, the “re-elected term”), (ii) continues to serve as a non-employee member of the Board of Directors and (iii) does not hold any outstanding unvested equity award as of the date of such meeting, will be granted the Target RSU.
In addition, to adjust Eligible Directors to the above schedule after our IPO, each Eligible Director who held an unvested equity award as of the original May 2019 effective date of the Non-Employee Director Compensation Policy will receive, at the time such unvested award becomes fully vested, a Target RSU, pro-rated for the period of time remaining in such Eligible Director’s term by multiplying the Target RSU by the percentage obtained by dividing the total number of expected calendar days that remain in the Eligible Director’s term (such
18.

period, the “interim term”) by the total number of calendar days following the final vesting date through and including the third anniversary of such date.
All of the RSUs granted under the Non-Employee Director Compensation Policy are granted under the 2019 Equity Incentive Plan (the “2019 Plan”) and vest in substantially equal quarterly installments over the Eligible Director’s expected applicable term, provided that if our annual meeting of stockholders at which the scheduled term ends occurs prior to the last vesting date, the award will become fully vested as of the day immediately preceding the annual meeting date, subject to the Eligible Director’s continuous service (as defined in the 2019 Plan) through each such applicable vesting date. All RSUs granted pursuant to the Non-Employee Director Compensation Policy will accelerate and vest in full upon (i) the Eligible Director’s death or disability (as defined in the 2019 Plan) or (ii) a change in control (as defined in the 2019 Plan), subject to the Eligible Director’s continuous service through such date.
Effective for RSU grants on and after May 29, 2020, the number of shares underlying each RSU award granted under the Non-Employee Director Compensation Policy is determined by dividing the Target RSU (as pro-rated if applicable) by a 60-trading day trailing average closing stock price of our Class A common stock. Prior to May 29, 2020, the closing stock price of our Class A common stock on the date of grant of each RSU award was used to determine the number of shares underlying such RSU award. The Compensation Committee decided to use the 60-trading day trailing average closing price, rather than a single day stock price on the date of grant, in order to provide a more stabilized stock value less susceptible to possible swings in the market. The Compensation Committee understands that this process can result in the ultimate grant date value of an award as required to be reported in the Director Compensation Table under ASC 718 being higher or lower than the Target RSU value, but has considered, in consultation with Radford, various approaches to granting equity awards, each of which have advantages and disadvantages, and determined that the process described above is the most appropriate for Zoom at this time.
Non-Employee Director Compensation for Fiscal Year 2021
The following table provides information regarding the total compensation that was earned by each of our non-employee directors in our fiscal year ended January 31, 2021.

Director	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Total ($)
Jonathan Chadwick(3)	55,000	-	55,000
Carl M. Eschenbach	14,375	-	14,375
Peter Gassner(4)	33,750	684,368	718,118
Kimberly L. Hammonds(5)	37,625	-	37,625
Lieut. Gen. H.R. McMaster(6)	25,842	702,019(7)	727,861
Janet Napolitano(8)	11,250	347,176(9)	358,426
Dan Scheinman(10)	75,000	-	75,000
Santiago Subotovsky	16,250	-	16,250
Bart Swanson	15,000	-	15,000
_______________
(1)Amounts reported represent the aggregate grant date fair value of RSUs granted to our directors during the fiscal year ended January 31, 2021 under our 2019 Plan, computed in accordance with ASC Topic 718, excluding the effect of estimated forfeitures. The assumptions used in calculating the grant date fair value of the stock awards reported in this column are set forth in the notes to our audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended January 31, 2021. This amount does not reflect the actual economic value that may be realized by the non-employee director. The following RSUs were granted to our non-employee directors during fiscal 2021 pursuant to our Non-Employee Director Compensation Policy: (i) Mr. Gassner received an RSU award when his then-current equity award fully vested in June 2020 with an aggregate grant date fair value of $684,368; (ii) Gen McMaster received an RSU award
19.

with an aggregate grant date fair value of $17,651 in connection with his joining our Board of Directors in May 2020 and an RSU award with an aggregate grant date fair value of $684,368 at the time of his re-election at our annual meeting of stockholders in June 2020; and (iii) Ms. Napolitano received an RSU award with an aggregate grant date fair value of $275,424 in connection with her joining our Board of Directors in November 2020 and a second RSU award with an aggregate grant date fair value of $71,752, which was granted in early December 2020 in order to provide Ms. Napolitano the RSU award due in connection with her joining the Board of Directors pursuant to the amendments to the Non-Employee Director Compensation Policy which were effective as of November 1, 2020.
(2)As of January 31, 2021, only Mr. Chadwick, Mr. Gassner, Ms. Hammonds, Gen. McMaster, Ms. Napolitano and Mr. Scheinman held shares underlying unvested equity awards.
(3)As of January 31, 2021, Mr. Chadwick held 66,667 restricted shares of our Class B common stock, acquired pursuant to his early exercise of a stock option granted in September 2017, over which we have a right of repurchase in accordance with the option’s vesting schedule. One forty-eighth of the shares subject to the option (which was originally for 400,000 shares) vested on October 6, 2017, and one forty-eighth of the total shares vest monthly thereafter, subject to Mr. Chadwick’s continued service to us through each such date. Upon a change in control (as defined in the 2011 Global Share Plan), the vesting of the shares shall accelerate in full.
(4)As of January 31, 2021, Mr. Gassner held RSUs for 2,833 shares of our Class A common stock, of which 2,361 shares remained unvested. The award vests in equal quarterly installments over 36 months measured from June 18, 2020 (pursuant to our Non-Employee Director Compensation Policy). Upon a change in control, death or disability (as such terms are defined in the 2019 Plan), the vesting of the RSUs shall accelerate in full. In fiscal 2021, we paid a $125,000 application fee in connection with a filing by Mr. Gassner under the Hart-Scott-Rodino Antitrust Improvements Act (HSR) related to his acquisition of our shares in connection with the vesting of RSUs. Mr. Gassner fully reimbursed us for the total cost of such HSR fee and such amount is therefore not compensation, and accordingly not reflected as such in the table above.
(5)As of January 31, 2021, Ms. Hammonds held a stock option to purchase 150,000 shares of our Class B common stock with an exercise price per share of $3.77, which was granted in September 2018. The option vests in 48 equal monthly installments measured from September 12, 2018, subject to Ms. Hammonds’ continued service and acceleration upon a change in control (as defined in the 2011 Global Share Plan), and may be early exercised prior to vesting subject to our right to repurchase the shares that lapses in accordance with the option vesting schedule.
(6)As of January 31, 2021, Gen. McMaster held RSUs for 2,833 shares of our Class A common stock, of which 2,361 shares remained unvested. The award vests in equal quarterly installments over 36 months measured from June 18, 2020 (pursuant to our Non-Employee Director Compensation Policy). Upon a change in control, death or disability (as such terms are defined in the 2019 Plan), the vesting of the RSUs shall accelerate in full.
(7)Consists of an RSU award for 118 shares granted on May 6, 2020 with a grant date fair value of $17,651 and an RSU award for 2,833 shares granted on June 18, 2020 with a grant date fair value of $684,368.
(8)As of January 31, 2021, Ms. Napolitano held RSUs covering an aggregate of 783 shares of our Class A common stock, all of which remained unvested. The RSUs vest in seven equal quarterly installments beginning as of November 2, 2020 (pursuant to our Non-Employee Director Compensation Policy). Upon a change in control, death or disability (as such terms are defined in the 2019 Plan), the vesting of the RSUs shall accelerate in full.
(9)Consists of an RSU award for 608 shares granted on November 2, 2020 with a grant date fair value of $275,424 and an RSU award for 175 shares granted on December 4, 2020 with a grant date fair value of $71,752.
(10)As of January 31, 2021, Mr. Scheinman held a stock option to purchase 100,000 shares of our Class B common stock with an exercise price per share of $10.79, which was granted in November 2018. The option vests in 48 equal monthly installments measured from November 29, 2018, subject to Mr. Scheinman’s continued service and acceleration upon a change in control (as defined in the 2011 Global Share Plan), and may be early exercised prior to vesting subject to our right to repurchase the shares that lapses in accordance with the option vesting schedule.

Mr. Yuan, our Chief Executive Officer, is also a director but does not receive any additional compensation for his service as a director. See the section titled “Executive Compensation” for additional information about the compensation paid to Mr. Yuan.
20.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
Our Board of Directors currently consists of ten members. In accordance with our amended and restated certificate of incorporation, our Board of Directors is divided into three staggered classes of directors. At the Annual Meeting, three Class II directors will be elected for a three-year term to succeed the same class whose term is then expiring.
Each director’s term continues until the election and qualification of his or her successor, or such director’s earlier death, resignation, or removal. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of our directors. This classification of our Board of Directors may have the effect of delaying or preventing changes in control of our company.
Nominees
Our Nominating and Corporate Governance Committee has recommended, and our Board of Directors has approved, Jonathan Chadwick, Kimberly Hammonds and Dan Scheinman, as nominees for election as Class II directors at the Annual Meeting. If elected, each of Ms. Hammonds and Messrs. Chadwick and Scheinman will serve as Class II directors until our 2024 annual meeting of stockholders and until their successors are duly elected and qualified. Each of the nominees is currently a director of our company. For information concerning the nominees, please see the section titled “Board of Directors and Corporate Governance.”
If you are a stockholder of record and you sign your proxy card or vote by telephone or over the Internet but do not give instructions with respect to the voting of directors, your shares will be voted “For” the election of Ms. Hammonds and Messrs. Chadwick and Scheinman. We expect that each of Ms. Hammonds and Messrs. Chadwick and Scheinman will accept such nomination; however, in the event that a director nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee designated by our Board of Directors to fill such vacancy. If you are a street name stockholder and you do not give voting instructions to your broker, bank or other nominee, your broker, bank or other nominee will leave your shares unvoted on this matter.
Vote Required
The election of directors requires a plurality of the voting power of the shares of our common stock present in person, by remote communication or by proxy and entitled to vote at the Annual Meeting to be approved. Broker non-votes will have no effect on this proposal.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
EACH OF THE NOMINEES NAMED ABOVE.
21.

PROPOSAL NO. 2
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Our Audit Committee has appointed KPMG LLP (“KPMG”), independent registered public accountants, to audit our consolidated financial statements for our fiscal year ending January 31, 2022. During our fiscal year ended January 31, 2021, KPMG served as our independent registered public accounting firm.
Notwithstanding the appointment of KPMG and even if our stockholders ratify the appointment, our Audit Committee, in its discretion, may appoint another independent registered public accounting firm at any time during our fiscal year if our Audit Committee believes that such a change would be in the best interests of our company and our stockholders. At the Annual Meeting, our stockholders are being asked to ratify the appointment of KPMG as our independent registered public accounting firm for our fiscal year ending January 31, 2022. Our Audit Committee is submitting the appointment of KPMG to our stockholders because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate governance. Representatives of KPMG will be present at the Annual Meeting, and they will have an opportunity to make a statement and will be available to respond to appropriate questions from our stockholders.
If our stockholders do not ratify the appointment of KPMG, our Board of Directors may reconsider the appointment.
Principal Accountant Fees and Services
The following table presents fees for professional audit services and other services rendered to our company by KPMG for our fiscal years ended January 31, 2020 and 2021.

	Fiscal Year
	2021	2020
Audit Fees(1)	$3,352,318	$1,445,000
Audit-related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total Fees	$3,352,318	$1,445,000
_______________
(1)Audit fees consist of professional services provided in connection with the audit of our annual consolidated financial statements (which was an integrated audit for fiscal year 2021) and the review of our unaudited quarterly consolidated financial statements. The fees for fiscal year 2021 included services in connection with our follow-on public offering.
Auditor Independence
Pursuant to its charter and the policy described further below, our Audit Committee pre-approves audit and non-audit services rendered by our independent registered public accounting firm, KPMG. Our Audit Committee has determined that the rendering of the pre-approved non-audit services by KPMG is compatible with maintaining the independence of KPMG.
22.

Audit Committee Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm
Our Audit Committee has established a policy governing our use of the services of our independent registered public accounting firm. Under this policy, our Audit Committee is required to pre-approve all audit and non-audit services performed by our independent registered public accounting firm in order to ensure that the provision of such services does not impair the public accountants’ independence. All services rendered by KPMG for our fiscal years ended January 31, 2020 and 2021 were pre-approved by our Audit Committee.
Vote Required
The ratification of the appointment of KPMG as our independent registered public accounting firm requires the affirmative vote of a majority of the voting power of the shares of our common stock present in person, by remote communication or by proxy at the Annual Meeting and entitled to vote thereon. Abstentions will have the effect of a vote “Against” the proposal and broker non-votes will have no effect.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP.

23.

PROPOSAL NO. 3
ADVISORY VOTE ON EXECUTIVE COMPENSATION

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, and Section 14A of the Exchange Act, our stockholders are entitled to vote to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules.

This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. The compensation of our named executive officers subject to the vote is disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related narrative disclosure contained in this proxy statement. As discussed in those disclosures, we believe that our compensation policies and decisions are focused on pay-for-performance principles and strongly aligned with our shareholders’ interests. Compensation of our named executive officers is designed to enable us to attract and retain talented and experienced executives to lead our company successfully in a competitive environment.

Accordingly, our Board of Directors is asking the stockholders to indicate their support for the compensation of our named executive officers as described in this proxy statement by casting a non-binding advisory vote “FOR” the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.”

Because the vote is advisory, it is not binding on us or our Board of Directors. Nevertheless, the views expressed by the stockholders, whether through this vote or otherwise, are important to management and our Board of Directors and, accordingly, our Board of Directors and the Compensation Committee intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements.

Vote Required

The advisory vote on executive compensation requires the affirmative vote of a majority of the voting power of the shares of our common stock present in person, by remote communication or by proxy at the Annual Meeting and entitled to vote thereon. Abstentions will have the effect of a vote “Against” the proposal and broker non-votes will have no effect.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE “FOR” THE ADVISORY VOTE ON EXECUTIVE COMPENSATION

24.

PROPOSAL NO. 4
ADVISORY VOTE ON THE FREQUENCY OF SOLICITATION OF
ADVISORY STOCKHOLDER APPROVAL OF
EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act, and Section 14A of the Exchange Act also enable our shareholders, at least once every six years, to indicate their preference regarding how frequently we should solicit a non-binding advisory vote on the compensation of the Company’s named executive officers as disclosed in the Company’s proxy statement. Accordingly, we are asking stockholders to indicate whether they would prefer an advisory vote every year, every other year or every three years. Alternatively, stockholders may abstain from casting a vote. For the reasons described below, our Board of Directors recommends that the stockholders select a frequency of “One Year”.

Our Board of Directors believes that an annual advisory vote on the compensation of our named executive officers is the most appropriate frequency for us at this time. While our executive compensation programs are designed to promote the creation of stockholder value over the long term, the Board of Directors recognizes that executive compensation disclosures are made annually, and holding an annual advisory vote on executive compensation provides us with more direct and immediate feedback on our compensation disclosures. However, stockholders should note that because the advisory vote on executive compensation occurs well after the beginning of the compensation year, and because the different elements of our executive compensation programs are designed to operate in an integrated manner and to complement one another, in many cases it may not be appropriate or feasible to change our executive compensation programs in consideration of any one year's advisory vote on executive compensation by the time of the following year's annual meeting of stockholders.

Accordingly, our Board of Directors is asking stockholders to indicate their preferred voting frequency by voting for one, two or three years or abstaining from voting on this proposal. While our Board of Directors believes that its recommendation is appropriate at this time, the stockholders are not voting to approve or disapprove that recommendation, but are instead asked to indicate their preferences, on an advisory basis, as to whether the non-binding advisory vote on the approval of our executive officer compensation practices should be held every year, every other year or every three years.

Our Board of Directors and the Compensation Committee value the opinions of the stockholders in this matter and, to the extent there is any significant vote in favor of one frequency over the other options, even if less than a majority, our Board of Directors will consider the stockholders’ concerns and evaluate any appropriate next steps. However, because this vote is advisory and, therefore, not binding on us or our Board of Directors, our Board of Directors may decide that it is in the best interests of the stockholders that we hold an advisory vote on executive compensation more or less frequently than the option preferred by the stockholders. The vote will not be construed to create or imply any change or addition to the fiduciary duties of the Company or our Board of Directors.

Vote Required

The frequency receiving the affirmative vote of a majority of the voting power of the shares of our common stock present in person, by remote communication or by proxy at the Annual Meeting and entitled to vote thereon will be deemed to be the frequency preferred by the stockholders. If no option receives votes from the holders of a majority of the shares cast in person or by proxy, no preference of our stockholders will have been approved by our stockholders; however, our Board and Compensation Committee will take the relative proportions of the votes cast into account in setting the frequency of stockholder advisory votes on the compensation of our named executive officers.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF “ONE YEAR” AS THE PREFERRED FREQUENCY OF THE SOLICITATION OF ADVISORY STOCKHOLDER APPROVAL OF EXECUTIVE COMPENSATION
25.

REPORT OF THE AUDIT COMMITTEE
The Audit Committee is a committee of the Board of Directors comprised solely of independent directors as required by the listing standards of The Nasdaq Stock Market and rules and regulations of the Securities and Exchange Commission (“SEC”). The Audit Committee operates under a written charter approved by the Board of Directors, which is available on the company’s website at https://investors.zoom.us/corporate-governance. The composition of the Audit Committee, the attributes of its members and the responsibilities of the Audit Committee, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees. The Audit Committee reviews and assesses the adequacy of its charter and the Audit Committee’s performance on an annual basis.
With respect to the company’s financial reporting process, the management of the company is responsible for (1) establishing and maintaining internal controls and (2) preparing the company’s consolidated financial statements. The company’s independent registered public accounting firm, KPMG LLP (“KPMG”), is responsible for performing an independent audit of the company’s consolidated financial statements and internal control over financial reporting in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States) and to issue a report thereon. It is the responsibility of the Audit Committee to oversee these activities. It is not the responsibility of the Audit Committee to prepare the company’s financial statements. These are the fundamental responsibilities of management. In the performance of its oversight function, the Audit Committee has:
•reviewed and discussed the audited financial statements with management and KPMG;
•discussed with KPMG the matters required to be discussed by the statement on Auditing Standards No. 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board; and
•reviewed the written communication provided from KPMG required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with KPMG its independence.
Based on the Audit Committee’s review and discussions with management and KPMG, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended January 31, 2021 for filing with the Securities and Exchange Commission.
Respectfully submitted by the members of the Audit Committee of the Board of Directors:
Jonathan Chadwick (Chair)
Carl M. Eschenbach
Dan Scheinman
This report of the Audit Committee is required by the SEC and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended (“Securities Act”), or under the Securities Exchange Act of 1934, as amended (“Exchange Act”), except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.
26.

EXECUTIVE OFFICERS
The following table identifies certain information about our executive officers as of March 31, 2021. Our executive officers are appointed by, and serve at the discretion of, our Board of Directors. There are no family relationships among any of our directors or executive officers.

Name	Age	Position
Eric S. Yuan	51	President, Chief Executive Officer and Chairman of the Board
Ryan Azus	46	Chief Revenue Officer
Aparna Bawa	43	Chief Operating Officer and Interim Chief Legal Officer
Janine Pelosi	38	Chief Marketing Officer
Velchamy Sankarlingam	53	President of Product and Engineering
Kelly Steckelberg	53	Chief Financial Officer
Eric S. Yuan. Mr. Yuan is the founder of our company and has served as the Chairman of our board of directors, President and Chief Executive Officer since June 2011. From May 2007 to June 2011, Mr. Yuan served as Corporate Vice President of Engineering at Cisco Systems, Inc., a multinational technology company. Mr. Yuan served in various roles, most recently as Vice President of Engineering, at WebEx Communications, Inc., an internet company, from August 1997 until its acquisition by Cisco Systems, Inc. in May 2007. Mr. Yuan holds a Bachelor’s degree in Applied Math from Shandong University of Science & Technology and a Master’s degree in engineering from China University of Mining & Technology.
Ryan Azus. Mr. Azus has served as our Chief Revenue Officer since August 2019. Prior to joining us, Mr. Azus was at RingCentral, Inc., a provider of global enterprise cloud communications and collaboration solutions from September 2009 to August 2019, where he served in various roles, most recently as Executive Vice President of Global Sales and Services. Prior to joining RingCentral, Mr. Azus worked in various positions at Cisco Webex, a division of Cisco Systems, Inc., a provider of video conferencing, online meetings, screen share, and webinars from March 2000 to June 2009. Mr. Azus holds a B.S. in Business Administration from California Polytechnic State University.
Aparna Bawa. Ms. Bawa has served as our Chief Operating Officer and interim Chief Legal Officer since May 2020. She previously served as our Chief Legal Officer from August 2019 to May 2020, our General Counsel from September 2018 to May 2020, and as our Secretary from December 2018 to November 2020. Prior to joining us, Ms. Bawa served as Senior Vice President and General Counsel of Magento, Inc., an e-commerce platform company, from June 2017 until its acquisition by Adobe Inc. in June 2018. From November 2012 to May 2017, Ms. Bawa served as Vice President, General Counsel and Secretary of Nimble Storage, Inc., an enterprise flash storage company, which was acquired by Hewlett Packard Enterprise in April 2017. Ms. Bawa holds a B.Sc. in Accounting from Marquette University and a J.D. from Harvard Law School.
Janine Pelosi. Ms. Pelosi has served as our Chief Marketing Officer since March 2019. She previously served as our Head of Marketing and Online Business from November 2018 to March 2019. Prior to this, Ms. Pelosi served as our Head of Marketing from March 2015 to November 2018. From May 2007 to March 2015, Ms. Pelosi served in various marketing roles at Cisco Systems, Inc., most recently as Senior Manager of Marketing WebEx Online. Ms. Pelosi served in various roles at WebEx Communications, Inc., most recently as Online Marketing Manager, from June 2004 until its acquisition by Cisco Systems, Inc. in May 2007. Ms. Pelosi holds a B.S. degree in Business Administration and Marketing from San Jose State University.
Velchamy Sankarlingam. Mr. Sankarlingam has served as our President of Product and Engineering since June 2020. Prior to joining us, Mr. Sankarlingam was at VMware, Inc., a provider of cloud computing and virtualization software and services, from June 2010 to June 2020, where he served various roles, most recently as Senior Vice President, Cloud Services Development and Operations. Prior to that, he served in various positions at Cisco Webex, a division of Cisco Systems, Inc., a provider of videoconferencing, online meetings, screen share and webinars, from June 2003 to June 2010. Mr. Sankarlingam has also worked at IBM, Accenture, Standard Microsystems and Network Computing Devices. Mr. Sankarlingam holds a B.E. in Electronics and Communication
27.

Engineering from College of Engineering, Guindy, Chennai in India, a M.S. in Computer Science from Northern Illinois University, a M.S. in Business and Policy from Stony Brook University and completed the Stanford Executive Program at Stanford University.
Kelly Steckelberg. Ms. Steckelberg has served as our Chief Financial Officer since November 2017. Prior to joining us, Ms. Steckelberg served in various executive positions at Zoosk, Inc., an internet dating company, including Chief Executive Officer from December 2014 to June 2017, Chief Operating Officer from August 2012 to December 2014 and Chief Financial Officer from March 2011 to December 2014. From May 2007 to March 2011, Ms. Steckelberg worked at Cisco Systems, Inc., where her roles included Consumer Segment Finance Senior Director and divisional Chief Financial Officer for WebEx. Prior to joining Cisco Systems, Inc., Ms. Steckelberg served as Controller and Chief Accounting Officer at WebEx Communications, Inc., from May 2006 until its acquisition by Cisco Systems, Inc. in May 2007. Ms. Steckelberg holds a B.B.A. in Accounting and an MPA from the University of Texas at Austin.

28.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

We became a public company in April 2019, and we filed our proxy statement in 2020 under the scaled-down executive compensation disclosure requirements generally available to emerging growth companies. As of February 1, 2021, we ceased to be an emerging growth company and, therefore, this year’s Proxy Statement includes additional detail regarding executive compensation that was previously not required, including (1) this Compensation Discussion and Analysis, (2) additional compensation tables that provide disclosure on “Grants of Plan-Based Awards,” “Option Exercises in Fiscal 2021” and “Potential Payments upon Termination or Change in Control,” (3) an advisory vote on the compensation of our named executive officers, which is included as Proposal 3 in this proxy statement; and (4) an advisory vote on the preferred frequency of advisory shareholder votes on the compensation of our named executive officers, which is included as Proposal 4 in this proxy statement.

This Compensation Discussion and Analysis provides an overview of our executive compensation philosophy and objectives, discusses our executive compensation policies and analyzes how and why our Compensation Committee arrived at specific compensation decisions for fiscal year ended January 31, 2021, or fiscal 2021, for the individuals who served as our principal executive officer, our principal financial officer and our three other most highly compensated executive officers as of January 31, 2021, collectively referred to as our “named executive officers.”

Our named executive officers for fiscal 2021 are:

Name	Position(s)
Eric S. Yuan	President and Chief Executive Officer (principal executive officer)
Kelly Steckelberg	Chief Financial Officer (principal financial officer)
Ryan Azus	Chief Revenue Officer
Aparna Bawa (1)	Chief Operating Officer and Interim Chief Legal Officer
Velchamy Sankarlingam(2)	President of Product and Engineering
____________
(1) Ms. Bawa was promoted from Chief Legal Officer, General Counsel and Secretary to Chief Operating Officer and Interim Chief Legal Officer effective May 29, 2020.

(2) Mr. Sankarlingam commenced employment with us as President of Product and Engineering effective June 12, 2020.

Executive Summary

Summary of Fiscal 2021 Performance.
Fiscal 2021 was an unprecedented year for Zoom. As the COVID-19 pandemic unfolded and work-from-home and shelter-in-place orders became mandatory in many communities around the globe, the demand for our critical communications and collaborative services, both for business and organizations, as well as for families and friends trying to stay connected from afar, rapidly accelerated. As we scaled our business to meet this demand, we increased our headcount significantly and implemented several significant changes to help our employees, including having the vast majority of them work from home. In addition to the strong financial and operational achievements highlighted below, we are equally proud of efforts we have made to support global communities, including removing the 40-minute time limit for meetings from our free Basic accounts for more than 125,000 K-12 domains worldwide.

For our fiscal year ended January 31, 2021, we achieved strong growth and significantly improved business results that provide context for stockholders reviewing our executive compensation disclosures, including:

•Revenue: Total revenue for the fiscal year was $2,651.4 million, up 326% year-over-year.
29.

•GAAP Income from Operations: GAAP income from operations for the fiscal year was $659.8 million, compared to GAAP income from operations of $12.7 million for fiscal year 2020, an increase of 5097% year-over-year.
•Cash Flow: Net cash provided by operating activities was $1,471.2 million for the fiscal year, compared to $151.9 million for fiscal year 2020, an increase of 869% year-over-year.
•Enterprise Customers: 1,644 customers contributing more than $100,000 in trailing 12 months (“TTM”) revenue, up approximately 156% from the same quarter last fiscal year.

Fiscal 2021 Executive Compensation Highlights

Our Compensation Committee has closely considered the significant corporate achievements described above and our transformation as a company in making executive compensation decisions. As we have grown and our business has transformed significantly in a short period of time since we first became a public company in April 2019, our compensation programs are also continuing to evolve and transform for those appropriate to our size and stage of business. As such, our compensation has varied and our practices may differ from the typical practices of public companies that have been operating for longer periods of time in a less volatile and dynamic environment. We carefully evaluate our compensation arrangements and develop programs that we feel are the most appropriate to drive results for our company and our stockholders, and we make changes to move our Company forward and ensure that our pay program aligns our executives' compensation with our stockholders' interests and our Company performance over the long-term.

Based on our operational and financial performance, and in light of the other factors described in this Compensation Discussion and Analysis, the Compensation Committee made the following named executive officer compensation decisions for fiscal 2021:

–Base Salary: We did not increase base salaries, with the exception of Ms. Bawa, whose salary was increased in connection with her promotion to Chief Operating Officer.

–Annual Performance Incentive: We did not increase target incentive award opportunities, which continued to represent 8% of base salary for each named executive officer (other than Mr. Azus, who participated in our sales compensation plan for fiscal 2021, as further described below). We structured our fiscal 2021 performance incentive program to be based on two key financial metrics that drive our business, and we paid cash incentives to all named executive officers (other than Mr. Azus) based solely on achievement against such financial metrics. We significantly overachieved our incentive metrics for 2020, but we capped payout at 175% of target.

–Long-Term Equity Awards: We granted a special retention RSU award in June 2020 with a grant value of approximately $63,000 to each of our employees, including each of our then-serving named executive officers (other than Mr. Yuan). We granted the special award to recognize all of our employees’ efforts and contributions responding to the extraordinary demand on our business as a result of the COVID-19 pandemic, and to retain and motivate our employees during a critical time. We also granted new hire and promotion restricted stock unit awards to Mr. Sankarlingam and Ms. Bawa, respectively.

30.

Executive Compensation Policies and Practices

Our executive compensation program adheres to the following practices:

What We Do	What We Don’t Do
✓ Emphasize long-term equity incentives
✓ Tie performance cash incentive opportunities to defined business objectives
✓ Provide transparent disclosure of performance incentive targets and payout structure
✓ Structure severance benefits as “double-trigger” requiring both a change in control and an involuntary termination for payout
✓ Maintain a clawback policy
✓ Assess risks of our compensation program
✓ Maintain a Compensation Committee comprised entirely of independent directors
✓ Retain an independent compensation advisor

✗ No guaranteed “single-trigger” change in control payments
✗ No tax reimbursements or tax gross-ups on severance or change in control payments
✗ No special executive welfare or health benefits, or retirement plans not available to our employees generally
✗ No guaranteed salary increases or bonuses
✗ No hedging or pledging of our stock
✗ No strict benchmarking of compensation to a specific percentile of our peer group

Compensation Objectives and Philosophy

Zoom’s compensation philosophy is to employ market-competitive compensation programs and relevant total rewards offerings that reflect Zoom’s culture and values in order to deliver happiness to its employees and recognize their value to our organization.

Our executive compensation program aims to achieve the following main objectives:

•attract, retain and reward top talent;

•provide incentives that motivate and reward for achievement of our key performance goals that increase stockholder value over the long term;

•apply a market-based compensation structure that balances internal equity and that reflects our culture and values; and

•align our executives’ interests with those of our stockholders.

Elements of Executive Compensation

Our executive compensation program aims to take a holistic approach to compensation and generally consists of, and is intended to strike a balance among, the following three principal components: base salary, performance-based incentive, and long-term incentive compensation. We also provide our executive officers with severance and change in control related payments and benefits, as well as benefits available to all our employees, including retirement benefits under our 401(k) plan and participation in various employee health and welfare benefit plans. The following chart summarizes the three main elements of our executive compensation, their objectives, and key features.

31.

Element	Objectives	Key Features
Base Salary (fixed cash)	Provides financial stability and security through a fixed amount of cash for performing job responsibilities.	Fixed compensation that is periodically reviewed and adjusted if and when appropriate.
Performance Incentive (at-risk cash)	Motivates and rewards for attaining performance goals that are key drivers of our annual operating plan.	Incentive opportunities are dependent upon specific performance goals (which may be corporate performance goals and/or individual performance goals or sales goals in the case of executives subject to our sales compensation plan). Each goal has a defined threshold level necessary for any payout and a reasonable cap on payout. Actual incentive amounts earned are determined after the end of the performance period (quarterly or annually), taking into account the extent to which the performance goals have been achieved (and any relative weightings of such goals).
Long-Term Incentive (at-risk equity)	Motivates and rewards for long-term Company performance; aligns executives’ interests with stockholder interests and changes in stockholder value. Attracts highly qualified executives and encourages their continued employment over the long term.	Equity incentives may be granted as appropriate during the year for new hires, promotions, or other special circumstances, such as to encourage retention, or as a reward for significant achievement. Equity grants since our initial public offering have been provided in the form of restricted stock unit awards that vest over a multi-year period.

We focus on providing a competitive compensation package to each of our executive officers that provides significant short-term and long-term incentives for the achievement of measurable corporate objectives. We believe that this approach provides an appropriate blend of short-term and long-term incentives to maximize stockholder value.

We do not have formal policies for allocating compensation among salary, performance incentive awards, and equity grants, short-term and long-term compensation, or among cash and non-cash compensation. Instead, the Compensation Committee uses its judgment to establish a total compensation program for each named executive officer that is a mix of current, short-term, and long-term incentive compensation, and cash and non-cash compensation, that it believes appropriate to achieve the goals of our executive compensation program and our corporate objectives. However, the Compensation Committee typically structures a significant portion of our named executive officers’ compensation package to be comprised of long-term equity awards, in order to align the executive officers’ incentives with the interests of our stockholders and focus our executives on achieving key corporate goals that drive our business.

How We Determine Executive Compensation

Role of Our Compensation Committee, Management and the Board

The Compensation Committee is appointed by the Board of Directors to assist with the Board’s oversight responsibilities with respect to the Company’s compensation and benefit plans, policies and programs, administration of Company equity plans and its responsibilities related to the compensation of the Company’s executive officers, directors, and senior management, as appropriate.

The Compensation Committee is primarily responsible for establishing and reviewing our general compensation strategy. The Compensation Committee meets periodically throughout the year to, among other responsibilities, manage and evaluate our executive compensation program, and generally determines, which may be subject to final Board of Directors approval, the principal components of compensation (base salary, performance incentive, and equity awards) for our executive officers on an annual basis; however, decisions may occur at other times for new hires, promotions or other special circumstances as our Compensation Committee determines appropriate. The Compensation Committee does not delegate authority to approve executive officer compensation.
32.

The Compensation Committee does not maintain a formal policy regarding the timing of equity awards to our executive officers and has not historically provided for annual refresh grants to executive officers each year but instead grants for equity awards when it determines appropriate, which typically includes when an executive officer is hired or promoted and at other times the Compensation Committee determines appropriate for retention or other purposes. The Compensation Committee typically grants equity awards on regularly scheduled dates that occur twice a quarter. The Compensation Committee will continue to evaluate its equity grant policies as we continue to evolve and grow as a public company.

Our Compensation Committee works with and receives information and analyses from management, including within our legal, finance, and human resources, or G&A, departments, and our Chief Executive Officer, and considers such information and analyses in determining the structure and amount of compensation to be paid to our executive officers, including our named executive officers. Our Chief Executive Officer evaluates and provides to the Compensation Committee executive officer performance assessments and management’s recommendations and proposals regarding executive officer compensation programs and decisions affecting base salaries, performance incentives, equity compensation, and other compensation-related matters outside of the presence of any other named executive officers. However, our Compensation Committee retains the final authority to make all compensation decisions. While the Chief Executive Officer discusses his recommendations with the Compensation Committee, he does not participate in the deliberations concerning, or the determination of, his own compensation.

From time to time, various other members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, provide financial or other background information or advice or otherwise participate in Compensation Committee or Board of Directors meetings.

Members of management, including our Chief Executive Officer, may attend portions of our Compensation Committee’s meetings; however, our Chief Executive Officer is not present during decisions regarding his compensation.

Role of Compensation Consultant

During fiscal 2021, the Compensation Committee retained Radford, which is part of the Rewards Solution practice at Aon plc, as its independent compensation consultant due to its extensive analytical and compensation expertise relating to technology companies. In this capacity, Radford has advised the Compensation Committee on compensation matters related to the executive and director compensation structure. In fiscal 2021, Radford assisted with, among other things:

•conducting an executive market pay analysis;
•developing a group of peer companies to use as a reference in making executive compensation decisions;
•evaluating current executive pay practices and considering alternative compensation programs;
•reviewing our director compensation policies and practices; and
•assisting in the development of this Compensation Disclosure and Analysis.

The Compensation Committee has the sole authority to engage and terminate Radford’s services, as well as to approve its compensation. Radford makes recommendations to the Compensation Committee but has no authority to make compensation decisions on behalf of the Compensation Committee or the Company. Radford reported to the Compensation Committee and had direct access to the chairperson and the other members of the Compensation Committee. Beyond data and advice related to executive and director compensation matters, Radford did not provide other services to our Company in fiscal 2021.

The Compensation Committee has analyzed whether the work of Radford as the compensation consultant raised any conflict of interest, considering relevant factors in accordance with SEC guidelines. Based on its analysis, our Compensation Committee determined that the work of Radford and the individual compensation advisors has
33.

conformed to the independence factors and guidance provided by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, the SEC and the Nasdaq listing standards.

Use of Competitive Market Compensation Data

The Compensation Committee believes that it is important when making compensation decisions to be informed as to the current practices of comparable public companies with which we compete for top talent. To this end, the Compensation Committee works annually with Radford to review and amend the list of our peer group companies to be used in connection with assessing compensation practices and pay levels. The Compensation Committee believes that the peer and market data provided by Radford, along with other factors, is an important reference point when setting compensation for our named executive officers because competition for executive management is intense in our industry and the retention of our talented leadership team is critical to our success.

Fiscal 2021 Peer Group

In August 2019, Radford proposed, and the Compensation Committee approved, a group of companies that would be appropriate peers for fiscal 2021 compensation decisions, based on the following criteria:

•Industry: communication products/services and software-related companies (with a focus on companies that have gone public in the last five years)
•Market Capitalization: 0.3x to 3x of our market value
•Revenues: 0.3x to 3x of our revenues

At the time, our projected annual revenue was $545 million, and our 30-day average market capitalization was approximately $25.8 billion. Using the above criteria, the following 17 companies were identified as appropriately sized for our peer group by the Compensation Committee for the purpose of informing executive pay decisions for fiscal 2021:

Alteryx Inc.*	HubSpot Inc.	Splunk Inc.*
Coupa Software Inc.	MongoDB Inc.*	The Trade Desk, Inc.
CrowdStrike Holdings, Inc.*	Okta, Inc.	Twilio Inc.
DocuSign, Inc.	Paycom Software Inc.*	Veeva Systems Inc.
DropBox Inc.	RingCentral, Inc.	Zendesk Inc.
Guidewire Software Inc.*	Slack Technologies, Inc.*
* New peer for fiscal 2021
Fiscal 2022 Peer Group

While the above peer group was appropriately sized when developed in late August 2019, after one year we had outpaced the growth, both in revenues and market capitalization, of a number of the companies in the fiscal 2021 peer group. As such, in August 2020, Radford assessed each peer for continued inclusion and determined to remove seven peers (Alteryx, DropBox, Guidewire, HubSpot, MongoDB, Paycom Software and Zendesk) due to falling outside of the revenue and/or market capitalization criteria. Radford proposed seven replacement companies, as indicated in the table below.

While the peer selection criteria applied in both years were the same, the starting point – our size – was quite different, with projected annual revenues of approximately $3 billion, and a then-current 30-day average market capitalization of $73 billion. The new peer group for fiscal 2022 constitutes the following companies:

34.

Autodesk, Inc.*	Okta, Inc.	Splunk Inc.
Coupa Software Inc.	Palo Alto Networks, Inc.*	The Trade Desk, Inc.
CrowdStrike Holdings, Inc.	RingCentral, Inc.	Twilio Inc.
Datadog, Inc.*	ServiceNow, Inc.*	Veeva Systems Inc.
DocuSign, Inc.	Shopify Inc.*	Workday, Inc.*
Intuit Inc.*	Slack Technologies, Inc.
* New peer for fiscal 2022

Factors Used in Determining Executive Compensation

Our Compensation Committee sets the compensation of our executive officers at levels it determines to be competitive and appropriate for each executive officer, using the professional experience and judgment of Compensation Committee members. Pay decisions are not made by use of a formulaic approach or benchmark; the Compensation Committee believes executive pay decisions require consideration of a multitude of relevant factors which may vary from year to year. In making executive compensation decisions, the Compensation Committee generally takes into consideration the following factors:

➢	Company performance and existing business needs	➢	Zoom's culture and values
➢	Each named executive officer's individual performance, scope of job function and criticality of the skill set	➢	The Compensation Committee's independent judgment
➢	The need to attract new talent and retain existing talent in a highly competitive industry	➢	Each named executive officer's current equity ownership and total compensation
➢	Our Chief Executive Officer's recommendations (other than for himself)	➢	Aggregate compensation cost and impact on stockholder dilution
➢	Internal pay equity	➢	Market and peer data provided by Radford
		➢	Recommendations from our compensation consultant

Fiscal 2021 Executive Compensation Program

Base Salary

The annual base salaries of each of our named executive officers for fiscal 2021 are listed below; each base salary was effective for the full fiscal 2021 year except as noted below.

Executive	Fiscal 2021 Base Salary ($)	Percentage Increase in Base Salary from January 31, 2020 (%)
Eric S. Yuan	300,000	0
Kelly Steckelberg	375,000	0
Ryan Azus	425,000	0
Aparna Bawa	400,000(1)	28
Velchamy Sankarlingam	300,000(2)	N/A
_______________
(1) Effective August 1, 2020.
(2) Effective June 12, 2020.

35.

The Compensation Committee determined Mr. Sankarlingam’s annual base salary in connection with his commencement of employment with us in May 2020, based on the amount the Compensation Committee determined was appropriate to induce Mr. Sankarlingam to join us, and reasonable in relation to market data and our other executive officers’ base compensation.

The Compensation Committee approved the increase in Ms. Bawa’s fiscal 2021 base salary from $312,500 to $400,000 as a result of her promotion from Chief Legal Officer, General Counsel and Secretary to Chief Operating Officer and Interim Chief Legal Officer. The Compensation Committee determined Ms. Bawa’s increased base salary based on the amount the Compensation Committee felt was appropriate to compensate Ms. Bawa for her increased responsibilities and by reference to market data for comparable positions.

The Compensation Committee determined that the base salaries of other named executive officers should remain unchanged for fiscal 2021 for the reasons set forth below:

•Mr. Yuan’s base salary was unchanged at the request of Mr. Yuan, despite it falling significantly below market data.
•Ms. Steckelberg’s base salary was unchanged as the Compensation Committee had recently increased her base salary from $300,000 to $375,000 in May 2019.
•Mr. Azus’ base salary was unchanged as he had recently joined us in August 2019 as our Chief Revenue Officer.

Performance Incentive

Our Officer Incentive Plan (the “Officer Incentive Plan”) applies to certain key executives, including all of our named executive officers except Mr. Azus who participates in our sales compensation plan, the details of which are discussed more fully under “Sales Compensation Plan” below. The Officer Incentive Plan provides for the opportunity to earn cash incentive payments based upon the attainment of certain corporate, financial, or operational measures or objectives appropriate for the fiscal year. Each participant has a target annual performance incentive opportunity that corresponds to achievement of 100% of the corporate performance goals. The corporate performance goals and incentive formulas are adopted annually by the Compensation Committee and communicated to each executive participant. If the corporate performance goals are met, the Compensation Committee will determine if incentive payments are made as soon as practicable thereafter.

Fiscal 2021 Target Amounts

For fiscal 2021, each of our named executive officers who participated in the Officer Incentive Plan was eligible to receive an incentive at an annual target of 8% of base salary. The target percentages applicable to our named executive officers for fiscal 2021 were unchanged from fiscal 2020 for consistency with the incentive opportunities we offer to non-commissioned employees across our organization.

Fiscal 2021 Performance Goals and Achievement

The Compensation Committee established net MRR and non-GAAP income from operations as the corporate performance goals applicable to the fiscal 2021 plan year. The Compensation Committee chose these metrics because they align with the primary drivers of revenue growth and orientation of the Company and our sales compensation plan. Net MRR is an indicator of our future long-term revenue growth and non-GAAP income from operations is an important indicator of our ability to effectively manage operating expenses given our revenue growth. We believe non-GAAP income from operations, as a supplement to GAAP financial measures, is useful to investors in evaluating our ongoing operational performance and enhancing an overall understanding of our past financial performance and allows for greater transparency with respect to metrics used by our management in its financial and operational decision-making.

Each of the annual corporate performance goals, their relative weightings and payout methodology are summarized in the chart below. The incentive payout each participant could receive under the Officer Incentive Plan
36.

was capped at 175%. Each of the performance goals were set prior to the onset of the COVID-19 pandemic which resulted in increased demand for our remote work solutions.

Corporate Performance Goal	Payout Formula	Weight	Actual Achievement	Payout Percentage	Weighted Payout Percentage
Net MRR(1)	•Less than threshold: no payout •Threshold achievement (85% of target): 40% payout funding •Target achievement (100% of target): 100% payout funding •Maximum achievement (115% of target): 175% payout funding	70%	Overachieved at over 400% of target	175% (capped)	122.5% (capped)
Non-GAAP Income from Operations(2)	•Less than threshold: no payout •Threshold achievement ($149.2 million): 90% payout funding •Target achievement ($165.8 million): 100% payout funding •Maximum achievement ($331.7 million): 175% payout funding	30%	Overachieved at $983.0 million, representing 593% of target	175% (capped)	52.5% (capped)
Total					175% (capped)
_______________
(1) Net MRR is a financial measure that we define as the recurring revenue run-rate of subscription agreements from all customers for the last month of the period, including revenue from monthly subscribers who have not provided any indication that they intend to cancel their subscriptions. Our Net MRR target and actual Net MRR result is an internal measure that we do not disclose for several reasons, including our belief that disclosure would result in competitive harm. If the results were disclosed, we believe the information would provide competitors with insights into our operations and sales programs that would be harmful to us. The Compensation Committee set our Net MRR target in early fiscal 2021 at the amount it felt at such time would require significant effort to achieve and reflected a rigorous increase relative to our net MRR for fiscal 2020.

(2) Non-GAAP Income from Operations is a non-GAAP financial measure, which represents the GAAP income (loss) from operations, excluding stock-based compensation expense and related payroll taxes, expenses related to charitable donation of common stock and acquisition-related expenses. We exclude stock-based compensation expense and expenses related to charitable donation of common stock because they are non-cash in nature and excluding these expenses provides meaningful supplemental information regarding our operational performance and allows investors the ability to make more meaningful comparisons between our operating results and those of other companies. We exclude the amount of employer payroll taxes related to employee stock plans, which is a cash expense, in order for investors to see the full effect that excluding stock-based compensation expense had on our operating results. In particular, this expense is dependent on the price of our common stock and other factors that are beyond our control and do not correlate to the operation of the business. We view acquisition-related expenses when applicable, such as amortization of acquired intangible assets, transaction costs, and acquisition-related retention payments that are directly related to business combinations as events that are not necessarily reflective of operational performance during a period. In particular, we believe the consideration of measures that exclude such expenses can assist in the comparison of operational performance in different periods which may or may not include such expenses and assist in the comparison with the results of other companies in the industry. For a full reconciliation of non-GAAP Income from Operations to GAAP Income from Operations, see Annex A to this proxy statement.

The Compensation Committee assessed the corporate performance goal achievement following the end of fiscal 2021. Payouts under the Officer Incentive Plan occurred based solely on our performance relative to the corporate performance goals. Because we substantially overachieved our goals, payouts were reduced to our cap of 175% of target bonus for each named executive officer participant in the Officer Incentive Plan. All payments were made in cash. As a result, each named executive officer participant received the following aggregate incentive payment under the Officer Incentive Plan for fiscal 2021.
37.

Executive	Incentive Amount Paid ($)	Percent of Target Incentive (%)
Eric S. Yuan	42,000	175
Kelly Steckelberg	52,500	175
Aparna Bawa	49,892	175
Velchamy Sankarlingam	26,811	175

Sales Compensation Plan – Mr. Azus

As Mr. Azus’ role and responsibilities are focused on our sales and revenue, the Compensation Committee determined for fiscal 2021 that Mr. Azus would participate in our Sales Compensation Plan (the “Sales Compensation Plan”). Under the terms of the Sales Compensation Plan, Mr. Azus was eligible for commission-based payments upon the attainment of pre-determined net MRR targets and quality of bookings. Mr. Azus’ annual target incentive for fiscal 2021 was 100% of his base salary, which represented $106,250 on a quarterly basis. Mr. Azus could earn a portion of his quarterly target incentive based on the extent to which he met his quarterly net MRR target, with such achievement subject to a multiplier, ranging from 120% to 225%, for achievement in excess of the quarterly net MRR target, up to achievement of 400% of target, plus an amount up to 20% of his incentive target per quarter if he achieved 54% or more of the net MRR target in the second month of a quarter (and provided the quarterly net MRR target was achieved as of the end of the quarter). Mr. Azus could earn additional incentive amounts dependent on the value received for booking long-term sales contracts, taking into account the duration, payment terms and products included.

Under the Sales Compensation Plan, performance achievement and incentive payouts were assessed and determined monthly by reference to the quarterly targets. Targets were set quarterly and as such, the first quarterly target was set prior to the onset of the COVID-19 pandemic which resulted in increased demand for our remote work solutions. We are not disclosing target and achievement levels for the net MRR and quality of bookings metrics, because such figures represent confidential information the disclosure of which would result in competitive harm. Such targets were set at levels requiring substantial effort to achieve and represented a significant increase from fiscal 2020.

For fiscal 2021, Mr. Azus earned aggregate payments of $2,286,508 under the Sales Compensation Plan, which reflected substantial overachievement of our net MRR targets and significant achievement of quarterly quality bookings to support our long-term revenue growth.

Equity Awards

Since our initial public offering, we have granted equity compensation to our executive officers primarily in the form of RSU awards, and all equity awards granted to our named executive officers in fiscal 2021 consisted of RSU awards. The Compensation Committee believes that RSU awards align our named executive officers’ interests with those of our stockholders by providing a return directly in line with our stock price and minimize incentive for short-term risk-taking at the expense of realizing long-term value. RSU awards encourage retention through vesting over the recipient’s continued employment with us over a multi-year period, cover fewer shares than stock options, minimize dilution to stockholders, and are the predominant type of equity award utilized by the peer companies with whom we compete for talent.

Our general policy is to grant equity awards on fixed dates determined in advance, although there may be occasions when grants are made on other dates, such as new hires or other special circumstances. All required approvals are obtained in advance of or on the actual grant date. The timing of equity award grants to our executive officers is not coordinated in a manner that intentionally benefits our executive officers.

In June 2020, the Compensation Committee granted special one-time RSU awards to all of our employees, including our named executive officers (other than Mr. Yuan who declined to receive an award, and Mr. Sankarlingam, who had not yet commenced employment with us), to reward the efforts of our employees for the extraordinary quarter and in order to continue to build retention and incentives over the long-term. Each of the RSU awards represents the right to be issued shares with a target grant value of approximately $63,000, which roughly
38.

approximated 60% of all eligible U.S. employees’ average base salaries (resulting in a grant covering 450 shares of the Company’s Class A common stock) and vests with respect to 50% of the units on June 8, 2021, and 50% of the units on June 8, 2022, subject to the employee’s continued service with us through each such vesting date. The Compensation Committee determined the grant value and vesting structure of the RSUs based on the value it felt was appropriate to recognize the efforts required of our employees to respond to the extraordinary demand on our business for remote work solutions around the globe as a result of the COVID-19 pandemic and to retain and motivate those employees during a critical time in our business. The Compensation Committee structured the awards to be the same amount for each employee, including each named executive officer, irrespective of position and other compensation, to emphasize our team-oriented approach.

In connection with Mr. Sankarlingam’s commencement of employment with us, the Compensation Committee granted Mr. Sankarlingam a new hire RSU award with a target grant value of $18,704,000 (resulting in a grant covering 101,240 shares of the Company’s Class A common stock). The award vests over four years, with 1/4th of the units vesting on the one-year anniversary of the grant date and the remainder vesting in 12 equal quarterly installments thereafter, subject to Mr. Sankarlingam’s continuous service with us through each such date. The Compensation Committee determined the size of Mr. Sankarlingam’s grant based on the amount if felt, in its discretion, was appropriate to induce Mr. Sankarlingam to join us, taking into account the equity ownership opportunities of our other named executive officers and the other factors described above under “Factors Used in Determining Executive Compensation”.

In recognition of Ms. Bawa’s promotion to Chief Operating Officer, the Compensation Committee approved an RSU award to Ms. Bawa with a target grant value of $7,000,000 (resulting in a grant covering 27,367 shares of the Company’s Class A common stock). The award vests over four years, with 1/4th of the units vesting on the one-year anniversary of the grant date and the remainder vesting in 12 equal quarterly installments thereafter, subject to Ms. Bawa’s continuous service with us through each such date. The Compensation Committee determined the size of Ms. Bawa’s award based on the amount it felt, in its discretion, was appropriate to provide additional incentives to retain and compensate Ms. Bawa in her increased responsibilities as Chief Operating Officer, taking into account Ms. Bawa’s current equity ownership and the other factors described above under “Factors Used in Determining Executive Compensation.”

The equity awards granted to each of our named executive officers during fiscal 2021 is reflected in the table below. The number of shares issuable under each of the RSU awards was determined by dividing the target grant value of the award, as described above, by the average closing price of our Class A common stock on The Nasdaq Global Select Market over the 60-trading day period ending seven days prior to the grant date, in order to reduce the impact of daily volatility on compensation decisions. The grant date fair value of the RSU awards reported in the “Summary Compensation Table” and “Grants of Plan-Based Awards Table” below is required to be reported calculated based on our stock price on the grant date, and as a result, such amount may be higher or lower than the target grant value.

Executive	Type of Grant	Shares (#)
Eric S. Yuan	N/A	-
Kelly Steckelberg	Retention	450
Ryan Azus	Retention	450
Aparna Bawa	Promotion	27,367
	Retention	450
Velchamy Sankarlingam	New Hire	101,240

Other Features of Our Executive Compensation Program

Employment Offer Letters

We maintain employee offer letters with each of our named executive officers that set forth the initial terms and conditions of their employment, including position, base salary and severance benefits described below. The
39.

terms of each of our named executive officers’ incentive opportunities are governed by our Officer Incentive Plan and our Sales Compensation Plan described above. Each of our named executive officers is an at-will employee.

Severance and Change in Control Benefits

Each of our named executive officers is eligible for severance benefits pursuant to their employee offer letters with us described above, which provide for a severance payment equal to six months of base salary, accelerated vesting of all outstanding equity awards and payment of up to six months of COBRA premiums upon the officer’s involuntary termination within the 12 months following a change in control (as defined in the applicable offer letter). An involuntary termination for purposes of the severance benefits generally means a termination by us other than for death, disability or cause (as defined in the applicable offer letter) or a resignation for good reason (as defined in the applicable offer letter).

The Compensation Committee believes these “double-trigger” severance benefits are important from a retention perspective to provide some level of protection to our executives who might be terminated following a change in control and that the amounts are reasonable and maintain the competitiveness of our executive compensation and retention program. Further, the Compensation Committee believes this structure serves to mitigate the distraction and loss of key executive officers that may occur in connection with potential or actual change in control. Such payments protect the interests of our stockholders by enhancing executive focus during potential change in control activity, retaining executives despite the uncertainty that generally exists while a transaction is under consideration and encouraging the executives responsible for negotiating potential transactions to do so with independence and objectivity. We do not have any agreements with our named executive officers guaranteeing any tax gross-up payments on severance or change in control benefits.

401(k) Plan, ESPP, Welfare and Health Benefits

We maintain a tax-qualified retirement plan that provides eligible U.S. employees, including our named executive officers, with an opportunity to save for retirement on a tax-advantaged basis. Eligible employees may make voluntary contributions from their eligible pay, up to certain applicable annual limits set by the Internal Revenue Code of 1986, as amended, or the “Code.” We have the ability to make matching and discretionary contributions to the 401(k) plan. Currently, we do not make matching contributions or discretionary contributions to the 401(k) plan. The 401(k) plan is intended to be qualified under Section 401(a) of the Code with the 401(k) plan’s related trust intended to be tax exempt under Section 501(a) of the Code. As a tax-qualified retirement plan, contributions to the 401(k) plan are deductible by us when made and contributions and earnings on those amounts are not generally taxable to the employees until withdrawn or distributed from the 401(k) plan.

We also offer our employees, including our named executive officers, the opportunity to purchase shares of our common stock at a discount under our 2019 Employee Stock Purchase Plan, or “ESPP.” Pursuant to the ESPP, all eligible employees, including the eligible named executive officers, may allocate up to 20% of the participant’s earnings (as defined in the ESPP) for that year to purchase our Class A common stock at a 15% discount to the market price, subject to specified limits. Mr. Yuan is not currently eligible to participate in the ESPP because he owns, directly and indirectly, shares of our common stock comprising more than five percent of the total combined voting power or value of all classes of stock of the Company.

In addition, we provide other benefits to our executive officers, including the named executive officers, on the same basis as to all of our full-time employees. These benefits include, but are not limited to, medical, dental, vision, life, disability and accidental death and dismemberment insurance plans. We pay the premiums for the life, disability and accidental death and dismemberment insurance for all of our employees, including our named executive officers.

We design our employee benefits programs to be affordable and competitive in relation to the market, as well as compliant with applicable laws and practices. We adjust our employee benefits programs as needed based upon regular monitoring of applicable laws and practices and the competitive market.

40.

Perquisites and Other Personal Benefits

Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, we do not generally provide perquisites or other personal benefits to our executive officers, including the named executive officers, except in situations where we believe it is appropriate to assist an individual in the performance of his or her duties, to make our executive officers more efficient and effective, for recruitment and retention purposes or to ensure their safety and security. We pay the premiums for term life insurance and disability insurance, subject to certain limitations, for all of our employees, including our named executive officers. To address safety concerns resulting from Mr. Yuan’s position as our founder and CEO, we pay for costs related to the personal security for Mr. Yuan at his residence, including the cost of a security assessment. We require these security measures because of the importance of Mr. Yuan to our Company and we believe that these security costs are reasonable and necessary and for the Company’s benefit.

In the future, we may provide perquisites or other personal benefits in limited circumstances. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by the Compensation Committee.

Pension Benefits

Other than with respect to our 401(k) plan, our U.S. employees, including our named executive officers, do not participate in any plan that provides for retirement payments and benefits, or payments and benefits that will be provided primarily following retirement.

Nonqualified Deferred Compensation

During fiscal 2021, our U.S. employees, including our named executive officers, did not contribute to, or earn any amounts with respect to, any defined contribution or other plan sponsored by us that provides for the deferral of compensation on a basis that is not tax-qualified.

Tax and Accounting Implications

Accounting for Stock-Based Compensation

Under Financial Accounting Standard Board ASC Topic 718 (“ASC 718”), we are required to estimate and record an expense for each award of equity compensation over the vesting period of the award. We record share-based compensation expense on an ongoing basis according to ASC 718. The accounting impact of our compensation programs is one of many factors that the Compensation Committee considers in determining the structure and size of our executive compensation programs.

Deductibility of Executive Compensation

Under Section 162(m) of the Code (“Section 162(m)”), compensation paid to any publicly held corporation’s “covered employees” that exceeds $1 million per taxable year for any covered employee is generally non-deductible unless the compensation qualifies for the reliance period exception for certain compensation paid by corporations that became publicly held on or before December 20, 2019.

Although the Compensation Committee will continue to consider tax implications as one factor in determining executive compensation, the Compensation Committee also looks at other factors in making its decisions and retains the flexibility to provide compensation for the Company’s named executive officers in a manner consistent with the goals of the Company’s executive compensation program and the best interests of the Company and its stockholders, which may include providing for compensation that is not deductible by the Company due to the deduction limit under Section 162(m). The Compensation Committee also retains the flexibility to modify compensation that was initially intended to be exempt from the deduction limit under Section 162(m) if it determines that such modifications are consistent with the Company’s business needs.
41.

Other Compensation Policies and Practices

Clawback Policy

We voluntarily adopted an incentive compensation recoupment, or “clawback,” policy that became effective in connection with our initial public offering in 2019, ahead of final guidance by the SEC regarding the clawback rules that will be required under the Dodd-Frank Wall Street Reform and Consumer Protection Act. Under our clawback policy, if an officer’s misconduct contributes to our having to prepare an accounting restatement to correct an error material to our previously issued financial statements, we may seek to recover incentive compensation (which may include cash bonus or incentive compensation, certain outstanding equity awards or severance or change in control compensation) that was granted, vested or paid during the 12 month period preceding the restatement obligation as noted above. Our Board of Directors has the authority and discretion to determine whether an event covered by our clawback policy has occurred and, depending on the facts and circumstances, may (but need not) require full or partial forfeiture and/or prepayment of the incentive compensation described above. Additionally, we intend to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act and will modify our clawback policy to the extent required by law as soon as, and to the extent that, the requirements of such clawbacks are finalized by the SEC.

In addition to the above, as a public company, if we are required to restate our financial results due to our material noncompliance with any financial reporting requirements under the federal securities laws as a result of misconduct, our Chief Executive Officer and Chief Financial Officer may be legally required to reimburse us for any bonus or other incentive-based or equity-based compensation they receive in accordance with the provisions of Section 304 of the Sarbanes-Oxley Act of 2002.

Policy Prohibiting Hedging and Pledging of Our Equity Securities

Our insider trading policy prohibits our employees, including our executive officers and directors, from engaging in short sales, hedging of stock ownership positions, and transactions involving derivative securities relating to our common stock; pledging Company securities as collateral for loans; and holding Company securities in margin accounts.

Compensation Risk Assessment

The Compensation Committee has reviewed our compensation policies and practices, in consultation with Radford and outside counsel, to assess whether they encourage employees to take inappropriate risks. After conducting this review of compensation-related risk, the Compensation Committee has concluded that our compensation policies and practices are not reasonably likely to have a material adverse effect on our Company.

Compensation Committee Report*

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis (the “CD&A”) contained in this proxy statement. Based on this review and discussion, the Compensation Committee has recommended to our Board of Directors that the CD&A be included in this proxy statement and incorporated into our Annual Report on Form 10-K for the fiscal year ended January 31, 2021.

Compensation Committee
Mr. Dan Scheinman
Mr. Santiago Subotovsky
Mr. Bart Swanson

*The material in this report is not “soliciting material,” is furnished to, but not deemed “filed” with, the Commission and is not deemed to be incorporated by reference in any of our filings under the Securities Act or the Exchange Act, other than our Annual
42.

Report on Form 10 K, where it shall be deemed to be “furnished,” whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.”
Summary Compensation Table for Fiscal Year 2021
The following table presents all of the compensation awarded to or earned by or paid to our named executive officers during the fiscal years ended January 31, 2021, 2020, and 2019.

Name and Principal Position	Year	Salary	Bonus		Stock Awards(1)		Option Awards(1)	Non-Equity Incentive Plan Compensation(2)	All Other Compensation	Total ($)
Eric S. Yuan, President and Chief Executive Officer	2021	$300,000	—		—		—	$42,000	$607,748(3)	$949,748
	2020	$300,000	—	—	—	—	—	$20,826	—	$320,826
	2019	$300,000	—		—		$4,374,307	—	—	$4,674,307
Kelly Steckelberg,(5) Chief Financial Officer	2021	$375,000	—		$94,424		—	$52,500	—	$521,924
	2020	$356,250	—	—	—	—	—	$52,283	—	$408,533
Ryan Azus,(5) Chief Revenue Officer	2021	$425,000	—		$94,424		—	$2,286,508	—	$2,805,932
	2020	$209,280	$12,952(4)		$28,122,500		—	$252,009	—	$28,596,741
Aparna Bawa,(5) Chief Operating Officer and Interim Chief Legal Officer	2021	$356,250	—		$10,217,203		—	$49,892	—	$10,623,345
Velchamy Sankarlingam,(5) President of Product and Engineering	2021	$187,500	—		$26,962,237		—	$26,811	—	$27,176,548
_______________
(1)The amounts reported in this column represent the aggregate grant date fair value of stock options and stock awards granted in each respective fiscal year as determined in accordance with FASB ASC Topic 718. These amounts may not actually reflect to the actual value that will be realized by our named executive officers. The assumptions used to calculate the value of stock awards and stock options are set forth under Note 9 of the Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K for the fiscal year ended January 31, 2021.
(2)The amounts disclosed represent the applicable named executive officer’s total performance incentive bonus earned for the fiscal year ended January 31, 2021, as further described above under “Compensation Discussion & Analysis.”
(3)Represents amounts paid by us for personal security services for Mr. Yuan, as further described above under "Compensation Discussion & Analysis."
(4)Represents amounts paid as a non-recoverable draw on commission payments for the first three months of Mr. Azus' employment pursuant to the terms of his offer letter with us.
(5)Ms. Steckelberg and Mr. Azus were not named executive officers in fiscal 2019. Ms. Bawa and Mr. Sankarlingam were not named executive officers in fiscal 2019 or fiscal 2020.

43.

Grants of Plan-Based Awards
The following table shows, for the fiscal year ended January 31, 2021, certain information regarding grants of plan-based awards to our named executive officers:

Name	Award Type	Approval Date	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	Grant Date Fair Value of Stock and Option Awards ($)(3)
				Threshold ($)	Target ($)	Maximum ($)
Eric S. Yuan	Cash	—	—	6,720	24,000	42,000	—	—
Kelly Steckelberg	Cash	—	—	8,400	30,000	52,500	—	—
	RSU	06/08/2020	06/08/2020	—	—	—	450	94,424
Ryan Azus	Cash	—	—	—	425,000	—	—	—
	RSU	06/08/2020	06/08/2020	—	—	—	450	94,424
Aparna Bawa	Cash	—	—	7,983	28,510	49,892	—	—
	RSU	07/23/2020	09/04/2020	—	—	—	27,367	10,122,780
	RSU	06/08/2020	06/08/2020	—	—	—	450	94,424
Velchamy Sankarlingam	Cash	—	—	4,290	15,321	26,811	—	—
	RSU	07/08/2020	07/08/2020	—	—	—	101,240	26,962,237
______________
(1)Represents the range of possible payouts to our NEOs for fiscal 2021 under the Officer Incentive Plan, for Mr. Azus, under the Sales Compensation Plan, as further described above under “Compensation Discussion & Analysis.
(2)Represents RSU awards granted under the 2019 Plan. In June 2020, each of the NEOs other than Mr. Yuan and Mr. Sankarlingam received a retention RSU that vests with respect to 50% of the units on June 8, 2021, and 50% of the units on June 8, 2022, subject to the NEO’s continued service with us through each such vesting date. Additionally, Ms. Bawa received a RSU in September 2020 in recognition of her promotion to Chief Operating Officer and Mr. Sankarlingam received a RSU in July 2020 in connection with his commencement of employment, each of which vests over four years, with 1/4th of the units vesting on the one-year anniversary of the grant date and the remainder vesting in 12 equal quarterly installments thereafter, subject to the NEO’s continuous service with us through each such date.
(3)The grant date fair value of each equity award is computed in accordance with FASB ASC 718. The amounts reported in this column reflect the accounting cost for these RSUs and do not correspond to the actual economic value that may be received by the NEOs upon the vesting or settlement of the RSUs.

44.

Outstanding Equity Awards at 2021 Fiscal Year-End
The following table sets forth the outstanding and exercisable and unexercisable stock options and unvested RSU awards held by our named executive officers as of January 31, 2021. The market value for the stock awards was calculated by multiplying the number of shares of our common stock subject to each award by $327.07, which was the closing market price of our common stock on January 31, 2021.

	Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price Per Share(1)	Option Expiration Date	Number of shares or units of stock that have not vested	Market value of shares or units of stock that have not vested
Eric S. Yuan	09/24/2018(2)	81,770	50,815	$4.15	09/24/2023	—	—
	09/24/2018(3)	367,415	—	$3.77	09/24/2028	—	—
Kelly Steckelberg	06/08/2020(4)	—	—	—	—	450	$167,432
	09/24/2018(5)	100,000	—	$3.77	09/24/2028	—	—
	01/06/2018(6)	945,200	—	$1.31	01/06/2028	—	—
Ryan Azus	06/08/2020(4)	—	—	—	—	450	$167,432
	09/10/2019(7)	—	—	—	—	240,625	$89,529,344
Aparna Bawa	09/04/2020(7)	—	—	—	—	27,367	$10,182,440
	06/08/2020(4)	—	—	—	—	450	$167,432
	09/06/2018(8)	—	—	—	—	150,000	$55,810,500
Velchamy Sankarlingam	07/08/2020(7)	—	—	—	—	101,240	$37,668,367
_______________
(1)All of the options were granted with a per share exercise price equal to the fair market value of one share of our common stock on the date of grant, as determined in good faith by our Board of Directors or Compensation Committee, except that Mr. Yuan’s stock option covering 132,585 shares was granted with an exercise price per share equal to 110% of the fair market value of one share of our common stock on the date of grant in order to comply with tax rules governing options intended to be “incentive stock options.”
(2)The shares subject to the option vest in monthly installments, subject to Mr. Yuan’s continuous service with us as of each such vesting date as follows: approximately 8,840 shares vested on October 24, 2018 and approximately 8,840 shares vested on the 24th day of each month thereafter through and including December 24, 2018, approximately 2,210 shares vested on January 24, 2019 and approximately 2,210 shares vest on the 24th day of each month thereafter through and including December 24, 2021 and approximately 2,945 shares vest on the 24th day of each month thereafter through and including September 24, 2022.
(3)The shares subject to the option vest in monthly installments, subject to Mr. Yuan’s continuous service with us as of each such vesting date as follows: approximately 1,577 shares vested on October 24, 2018 and approximately 1,577 vested on the 24th day of each month thereafter through and including December 24, 2018, approximately 8,207 shares vested on January 24, 2019 and approximately 8,207 shares vest on the 24th day of each month thereafter through and including December 24, 2021 and approximately 7,472 shares vest on the 24th day of each month thereafter through and including September 24, 2022. This option was amended by our Compensation Committee in October 2018 to permit early exercise so that all shares are exercisable prior to vesting, subject to our right to repurchase such shares, lapsing over time in accordance with the vesting schedule of the stock option.
(4)One half of the shares subject to the award will vest on June 8, 2021 and the remaining shares subject to the award vest on June 8, 2022, subject to the executive's continuous service with us as of each such vesting date.
(5)The shares subject to the option vest in 48 equal monthly installments measured from September 24, 2018, subject to Ms. Steckelberg’s continuous service with us as of each such vesting date. This option was amended
45.

by our Compensation Committee in October 2018 to permit early exercise so that all shares are exercisable prior to vesting, subject to our right to repurchase such shares, lapsing over time in accordance with the vesting schedule of the stock option.
(6)One-fourth of the shares subject to the option vested on January 6, 2019 and the remaining shares subject to the option vest in 36 equal monthly installments measured from January 6, 2019, subject to Ms. Steckelberg’s continuous service with us as of each such vesting date. This option was amended by our Compensation Committee in October 2018 to permit early exercise so that all shares are exercisable prior to vesting, subject to our right to repurchase such shares, lapsing over time in accordance with the vesting schedule of the stock option.
(7)One-fourth of the shares subject to the award will vest on the one year anniversary of the grant date and the remaining shares subject to the award vest in 12 equal quarterly installments measured thereafter, subject to the NEO’s continuous service with us as of each such vesting date.
(8)Represents restricted shares of our Class A common stock acquired pursuant to Ms. Bawa’s early exercise of stock options granted in September 2018. As of January 31, 2021, 210,000 shares had vested and 150,000 shares remained subject to our repurchase right in accordance with the option’s vesting schedule. One-fourth of the shares subject to the option vested on September 6, 2019, and one forty-eighth of the total shares vest monthly thereafter, subject to Ms. Bawa’s continued service to us through each such date.

Option Exercises and Stock Vested

The following table shows for the fiscal year ended January 31, 2021, certain information regarding option exercises and stock vested during the last fiscal year with respect to our named executive officers:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Eric S. Yuan	—	—	—	—
Kelly Steckelberg	39,180	12,040,013	—	—
Ryan Azus	—	—	109,375	42,347,376
Aparna Bawa	—	—	—	—
Velchamy Sankarlingam	—	—	—	—
_______________
(1)The value realized on exercise is based on the difference between the closing price of our Class A common stock on the date of exercise and the applicable exercise price of those options, and does not represent actual amounts received by our NEOs as a result of the option exercises.
(2)The value realized on vesting is determined by multiplying the number of vested RSUs by the closing price of our Class A common stock on the vesting date. The value realized on vesting does not reflect the actual value received by each NEO because a portion of the shares reflected in the table above were withheld by us to satisfy the NEO’s tax withholding obligations.
Employment, Severance and Change in Control Agreements
Eric S. Yuan. In December 2018, we entered into a confirmatory offer letter with Mr. Yuan. The confirmatory offer letter has no specific term, provides for at-will employment and reflects Mr. Yuan’s current annual base salary of $300,000 and “double trigger” severance benefits upon an involuntary termination in connection with a change in control, as described below under “—Potential Payments upon Termination or Change in Control.” For fiscal 2021, Mr. Yuan was also eligible to receive a target bonus of 8% of his base salary.
46.

Kelly Steckelberg. In December 2018, we entered into a confirmatory offer letter with Ms. Steckelberg. The confirmatory offer letter has no specific term, provides for at-will employment and “double trigger” severance benefits upon an involuntary termination in connection with a change in control, as described below under “—Potential Payments upon Termination or Change in Control.” Ms. Steckelberg’s current base salary is $375,000 and for fiscal 2021, she was eligible to receive a target bonus of 8% of her base salary.
Ryan Azus. We entered into an offer letter with Mr. Azus in June 2019. The offer letter has no specific term, provides for at-will employment and reflects Mr. Azus’ current annual base salary of $425,000 and “double trigger” severance benefits upon an involuntary termination in connection with a change in control, as described below under “—Potential Payments upon Termination or Change in Control.” For fiscal 2021, Mr. Azus was also eligible to receive incentive compensation at a target of 100% of his base salary pursuant to the terms of a sales commission plan.
Aparna Bawa. In December 2018, we entered into a confirmatory offer letter with Ms. Bawa. The confirmatory offer letter has no specific term, provides for at-will employment and “double trigger” severance benefits upon an involuntary termination in connection with a change in control, as described below under “—Potential Payments upon Termination or Change in Control.” Ms. Bawa’s current base salary is $400,000 and for fiscal 2021, she was eligible to receive a target bonus of 8% of her base salary.
Velchamy Sankarlingam. We entered into an offer letter with Mr. Sankarlingam in May 2020. The offer letter has no specific term, provides for at-will employment and reflects Mr. Sankarlingam’s current annual base salary of $300,000 and “double trigger” severance benefits upon an involuntary termination in connection with a change in control, as described below under “—Potential Payments upon Termination or Change in Control.” For fiscal 2021, Mr. Sankarlingam was eligible to receive a target bonus of 8% of his base salary.
Potential Payments upon Termination or Change of Control
Each of our named executive officers is eligible for severance benefits pursuant to their employee offer letters, as further described above under “Compensation Discussion & Analysis – Severance and Change in Control Benefits.” In addition, each of our named executive officers hold equity awards that are subject to the terms of the equity incentive plan and award agreement thereunder under which such awards were granted. The following table presents information concerning estimated payments and benefits that would be provided in the circumstances described above for each of the named executive officers serving as of the end of the fiscal year ending January 31, 2021. The payments and benefits set forth below are estimated assuming that the termination or change in control event occurred on the last business day of our fiscal year ending January 31, 2021 using the closing market price of our Class A common stock on that date. Actual payments and benefits could be different if such events were to occur on any other date or at any other price or if any other assumptions are used to estimate potential payments and benefits.

	Involuntary Termination in Connection with a Change in Control(1)					Certain Change in Control Transactions without Termination ($)(4)	Death or Disability of NEO ($)(5)
Name	Cash Severance ($)(2)	COBRA Premium Reimbursement ($)	Equity Acceleration ($)(3)		Total ($)	Equity Acceleration ($)(3)	Equity Acceleration ($)(3)
Eric S. Yuan	150,000	10,020	184,099,618		184,259,638	—	—
Kelly Steckelberg	187,500	3,240	387,439,784	—	387,630,524	167,432	167,432
Ryan Azus	212,500	10,020	89,696,775		89,919,295	89,696,775	89,696,775
Aparna Bawa	200,000	10,020	66,160,371	—	66,370,391	10,349,871	10,349,871
Velchamy Sankarlingam	150,000	10,020	37,668,367		37,828,387	37,668,367	37,668,367
47.

_______________
(1)An “involuntary termination” means a termination without cause or a resignation for good reason and other than due to death or disability. An involuntary termination that occurs within the twelve months following a change in control is considered occurring “in connection with” such change in control for purposes of each of the named executive officer’s severance benefits listed above.
(2)Represents six months of the NEO's annual base salary.
(3)The value of stock option and RSU award vesting acceleration is based on the closing price of $372.07 per share of our Class A common stock as of January 31, 2021, minus, in the case of stock options, the exercise price of the unvested stock option shares subject to acceleration.
(4)These benefits represent full equity acceleration of all awards under the terms of the 2019 Plan if, upon a corporate transaction (as defined in the 2019 Plan), the equity awards will terminate and will not be assumed or continued by the successor or acquirer entity or substituted for a similar award of the successor or acquirer entity and the NEOs do not terminate employment prior to such corporate transaction. For a description of the potential vesting acceleration provisions in the 2019 Plan, see “Equity Plans – 2019 Equity Incentive Plan” below.
(5)These benefits represent full equity acceleration of all RSU awards upon death or disability of an NEO, pursuant to the terms of the RSU agreements provided to NEOs under the 2019 Plan.

Equity Plans

2019 Equity Incentive Plan

General. We currently grant equity awards under our 2019 Plan, which was approved by our Board of Directors and stockholders prior to our initial public offering and became effective in connection with our initial public offering in April 2019. Our 2019 Plan is a successor to and continuation of our 2011 Plan, described below, and provides for the grant of ISOs to employees, including employees of any parent or subsidiary, and for the grant of NSOs, stock appreciation rights, restricted stock awards, restricted stock unit awards, performance awards and other forms of awards to employees, directors and consultants, including employees and consultants of our affiliates.

Our Board of Directors, or a duly authorized committee of our Board of Directors, administers our 2019 Plan and is referred to as the “plan administrator” herein. Under our 2019 Plan, our Board of Directors has the authority to determine award recipients, grant dates, the numbers and types of stock awards to be granted, the applicable fair market value, and the provisions of each stock award, including the period of exercisability and the vesting schedule applicable to a stock award. The Board of Directors also generally has the authority to effect, with the consent of any materially adversely affected participant, (A) the reduction of the exercise, purchase, or strike price of any outstanding award; (B) the cancellation of any outstanding award and the grant in substitution therefore of other awards, cash, or other consideration; or (C) any other action that is treated as a repricing under generally accepted accounting principles.

Stock Options. Stock options are granted under stock option agreements adopted by the plan administrator. The plan administrator determines the exercise price for stock options, within the terms and conditions of the 2019 Plan, provided that the exercise price of a stock option generally cannot be less than 100% of the fair market value of our Class A common stock on the date of grant. Options granted under the 2019 Plan vest at the rate determined by the plan administrator and can have a term up to a maximum of 10 years. Unless the terms of an optionholder’s stock option agreement provide otherwise, an optionholder’s service relationship with us or any of our affiliates ceases for any reason other than disability, death, or cause, the optionholder may generally exercise any vested options for a period of three months following the cessation of service. If an optionholder’s service relationship with us or any of our affiliates ceases due to death, or an optionholder dies within a certain period following cessation of service, the optionholder or a beneficiary may generally exercise any vested options for a period of 18 months (in the case of death) or 12 months (in the case of disability) following the cessation of service. In the event of a termination for cause, options generally terminate upon the termination date. In no event may an option be exercised beyond the expiration of its term.

48.

Restricted Stock Unit Awards. Restricted stock unit awards are granted under restricted stock unit award agreements adopted by the plan administrator. A restricted stock unit award may be settled by cash, delivery of stock, a combination of cash and stock as deemed appropriate by the plan administrator, or in any other form of consideration set forth in the restricted stock unit award agreement. Additionally, dividend equivalents may be credited in respect of shares covered by a restricted stock unit award. Except as otherwise provided in the applicable award agreement, restricted stock unit awards that have not vested will be forfeited once the participant’s continuous service ends for any reason.

Corporate Transactions. The following applies to stock awards under the 2019 Plan in the event of a corporate transaction (as defined in the 2019 Plan), unless otherwise provided in a participant’s stock award agreement or other written agreement with us or one of our affiliates or unless otherwise expressly provided by the plan administrator at the time of grant.

In the event of a corporate transaction, any stock awards outstanding under the 2019 Plan may be assumed, continued or substituted for by any surviving or acquiring corporation (or its parent company), and any reacquisition or repurchase rights held by us with respect to the stock award may be assigned to the successor (or its parent company). If the surviving or acquiring corporation (or its parent company) does not assume, continue or substitute for such stock awards, then (i) with respect to any such stock awards that are held by participants whose continuous service has not terminated prior to the effective time of the corporate transaction, or current participants, the vesting (and exercisability, if applicable) of such stock awards will be accelerated in full to a date prior to the effective time of the corporate transaction (contingent upon the effectiveness of the corporate transaction), and such stock awards will terminate if not exercised (if applicable) at or prior to the effective time of the corporate transaction, and any reacquisition or repurchase rights held by us with respect to such stock awards will lapse (contingent upon the effectiveness of the corporate transaction), and (ii) any such stock awards that are held by persons other than current participants will terminate if not exercised (if applicable) prior to the effective time of the corporate transaction, except that any reacquisition or repurchase rights held by us with respect to such stock awards will not terminate and may continue to be exercised notwithstanding the corporate transaction.

In the event a stock award will terminate if not exercised prior to the effective time of a corporate transaction, the plan administrator may provide, in its sole discretion, that the holder of such stock award may not exercise such stock award but instead will receive a payment equal in value to the excess (if any) of (i) the per share amount payable to holders of Class A common stock in connection with the corporate transaction, over (ii) any per share exercise price payable by such holder provided in the stock award, if applicable. In addition, any escrow, holdback, earn out or similar provisions in the definitive agreement for the corporate transaction may apply to such payment to the same extent and in the same manner as such provisions apply to the holders of Class A common stock.

Awards granted under the 2019 Plan may be subject to acceleration of vesting and exercisability upon or after a change in control (as defined in the 2019 Plan) as may be provided in the applicable stock award agreement or in any other written agreement between us or any affiliate and the participant, but in the absence of such provision, no such acceleration will automatically occur.

Fourth Amended and Restated 2011 Global Share Plan

General. Our 2011 Plan was approved by our Board of Directors and stockholders and originally became effective in 2011. We granted stock options and restricted shares under our 2011 Plan prior to our initial public offering and upon the effectiveness of our 2019 Plan, we can no longer grant awards under our 2011 Plan.
Our Board of Directors administers and interprets the provisions of the 2011 Plan. The Board of Directors may delegate its authority to a committee of the Board and has delegated authority to the Compensation Committee of the Board, referred to as the “plan administrator.” Under our 2011 Plan, the plan administrator has the authority to, among other things, determine award recipients, the numbers and types of stock awards to be granted, the applicable fair market value and the provisions of each stock award, including the period of their exercisability and the vesting schedule applicable to a stock award, construe and interpret the 2011 Plan and awards granted
49.

thereunder, prescribe, amend and rescind rules and regulations for the administration of the 2011 Plan, and accelerate the vesting of awards. In addition, the plan administrator also has the authority, without stockholder consent, to institute and determine the terms of an exchange program under which (i) outstanding awards are surrendered or cancelled in exchange for awards of the same type (which may have higher or lower exercise or purchase prices and different terms), awards of a different type, and/or cash, (ii) participants would have the opportunity to transfer any outstanding awards to a financial institution or other person or entity selected by the plan administrator and/or (iii) the exercise or purchase price of an outstanding award is reduced or increased.
Stock Options. Stock options are granted under share option agreements and option rules adopted by the plan administrator. The plan administrator determines the exercise price for stock options, within the terms and conditions of the 2011 Plan, provided that the exercise price of a stock option generally will not be less than 100% of the fair market value of our common stock on the date of grant (or 110% of the fair market value for 10% stockholders as required by the Code). Options granted under the 2011 Plan vest at the rate determined by the plan administrator and can have a term up to a maximum of 10 years (or five years for 10% stockholders as required by the Code). If an optionholder’s service relationship with us or any of our affiliates ceases for any reason other than disability or death, the optionholder may generally exercise any vested options for a period of up to 30 days following the cessation of service, or such other period of time set forth in the share option agreement. If an optionholder’s service relationship with us or any of our affiliates ceases due to death, the executors or administrators of the optionholder’s estate or any person who has acquired the option from the optionholder by beneficiary designation, bequest or inheritance may generally exercise any vested options for a period of up to six months following the date of death, or such other period of time set forth in the share option agreement. If an optionholder’s service relationship with us or any of our affiliates ceases due to disability, the optionholder may generally exercise any vested options for a period of up to six months following the cessation of service, or such other period of time set forth in the share option agreement. In no event may an option be exercised beyond the expiration of its term.

Restricted Shares. Restricted shares may be awarded in consideration for cash or cash equivalents or another form of consideration, including past services, as determined by our plan administrator. Restricted shares may also be issued upon an optionholder’s exercise of an unvested option, or an “early exercise.” The plan administrator determines the terms and conditions of restricted shares, including vesting and forfeiture terms. If a participant’s service relationship with us ends for any reason, we may receive any or all of the shares of Class B common stock held by the participant that have not vested as of the date the participant terminates service with us through a forfeiture condition or a repurchase right. Restricted shares acquired upon early exercise of a stock option are generally subject to our right to repurchase such shares upon the holder’s termination of service with us for any reason, at the lesser of the price paid for such shares or the then-current fair market value.

Corporate Transactions. In the event of a merger or a change in control, each outstanding award will be treated as the plan administrator determines, which may include, without limitation, a determination that:

•awards will be assumed or substituted by the acquiring or succeeding corporation with appropriate adjustments;

•upon written notice to the participant, the participant’s awards will terminate upon or immediately prior to the consummation of such merger or change in control;

•outstanding awards will vest and become exercisable, realizable or payable, or restrictions applicable to an award will lapse, in whole or in part prior to or upon consummation of such merger or change in control and, to the extent the plan administrator determines, terminate upon or immediately prior to the effectiveness of such merger or change in control;

•an award will terminate in exchange for an amount of cash and/or property, if any, equal to the amount that would have been attained upon the exercise of such award or realization of the participant’s rights as of the date of the occurrence of the transaction or an award will be replaced with other rights or property selected by the plan administrator in its sole discretion; or

50.

•any combination of the foregoing.

The plan administrator is not obligated to treat all awards similarly.

In the event that the successor corporation in a merger or change in control does not assume or substitute an award, the award will fully vest and become exercisable and with respect to awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels and all other terms and conditions met. If the award is an option, it will be exercisable for a period of time determined by the plan administrator and will terminate upon the expiration of such period.

In addition to the above, the plan administrator may provide, in an award agreement or in any other written agreement between the participant and the Company, for accelerated vesting and exercisability in the event of a change in control or similar transaction.

2019 Employee Stock Purchase Plan

General. Our Board of Directors adopted, and our stockholders approved, our ESPP and the ESPP became effective in connection with our initial public offering in April 2019. The ESPP includes two components. One component is designed to allow eligible U.S. employees to purchase our common stock in a manner that may qualify for favorable tax treatment under Section 423 of the Code. In addition, purchase rights may be granted under a component that does not qualify for such favorable tax treatment because of deviations necessary to permit participation by eligible employees who are foreign nationals or employed outside of the U.S. while complying with applicable foreign laws. Our Board of Directors administers the ESPP and may delegate its authority to administer the ESPP to our Compensation Committee. The ESPP is implemented through a series of offerings under which eligible employees are granted purchase rights to purchase shares of our Class A common stock on specified dates during such offerings. Under the ESPP, we may specify offerings with durations of not more than 27 months, and may specify shorter purchase periods within each offering. Each offering will have one or more purchase dates on which shares of our Class A common stock will be purchased for employees participating in the offering. An offering under the ESPP may be terminated under certain circumstances.

Payroll Deductions. Generally, all regular employees, including executive officers, employed by us or by any of our designated affiliates, may participate in the ESPP and may contribute, normally through payroll deductions, up to 20% of their earnings (as defined in the ESPP) for the purchase of our Class A common stock under the ESPP. Unless otherwise determined by our Board of Directors, Class A common stock will be purchased for the accounts of employees participating in the ESPP at a price per share that is at least the lesser of (1) 85% of the fair market value of a share of our Class A common stock on the first date of an offering, or (2) 85% of the fair market value of a share of our Class A common stock on the date of purchase.

Corporate Transactions. In the event of certain significant corporate transactions, any then-outstanding rights to purchase our stock under the ESPP may be assumed, continued, or substituted for by any surviving or acquiring entity (or its parent company). If the surviving or acquiring entity (or its parent company) elects not to assume, continue, or substitute for such purchase rights, then the participants’ accumulated payroll contributions will be used to purchase shares of our Class A common stock within 10 business days before such corporate transaction, and such purchase rights will terminate immediately after such purchase.
51.

EQUITY COMPENSATION PLAN INFORMATION
The following table summarizes our equity compensation plan information as of January 31, 2021. Information is included for equity compensation plans approved by our stockholders. We do not have any equity compensation plans not approved by our stockholders.

Plan Category	Class of Common Stock	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights(1)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by security holders	Class A(2)	300,578	$68.44	57,893,732
	Class B(3)	8,938,926		—
Equity compensation plans not approved by security holders		—	—	—
TOTAL	Class A and Class B
________________
(1)The weighted average exercise price is calculated based solely on outstanding stock options. It does not take into account the shares of our common stock underlying restricted stock units, which have no exercise price.
(2)Includes the following plans: The 2019 Plan and the 2019 Employee Stock Purchase Plan (“ESPP”). Our 2019 Plan provides that on February 1 of each calendar year, starting on February 1, 2020 through February 1, 2029, the number of shares of Class A common reserved for issuance thereunder is automatically increased by a number equal to (i) 5% of the total number of shares of our common stock (both Class A and Class B) outstanding on January 31 of the fiscal year before the date of such automatic increase, or (ii) a lesser number of shares determined by our Board of Directors prior to the applicable February 1. Our ESPP provides that on February 1 of each calendar year, starting on February 1, 2020 through February 1, 2029, the number of shares of Class A common reserved for issuance thereunder is automatically increased by a number equal to the lesser of (i)  1% of the total number of shares of our common stock (both Class A and Class B) outstanding on January 31 of the fiscal year before the date of such automatic increase, and (ii) 7,500,000 shares; provided that before the date of any such increase, our Board of Directors may determine that such increase will be less than the amount set forth in clauses (i) and (ii). On February 1, 2021, the number of shares of Class A common stock available for issuance under our 2019 Plan and our ESPP increased by 14,677,461 shares and 2,935,492 shares, respectively, pursuant to these provisions. These increases are not reflected in the table above.
(3)Includes the following plan: Fourth Amended and Restated 2011 Global Share Plan.
52.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information with respect to the beneficial ownership of our capital stock as of March 31, 2021, for:
•each of our named executive officers;
•each of our directors;
•all of our executive officers and directors as a group; and
•each person or group of affiliated persons known by us to beneficially own more than 5% of our Class A or Class B common stock
We have determined beneficial ownership in accordance with the rules of the SEC, and thus it represents sole or shared voting or investment power with respect to our securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially owned, subject to community property laws where applicable.
We have based percentage ownership of our capital stock on 235,953,794 shares of our Class A common stock and 58,214,824 shares of our Class B common stock outstanding on March 31, 2021. We have deemed shares of our common stock subject to options that are currently exercisable or exercisable within 60 days of March 31, 2021 to be outstanding and to be beneficially owned by the person holding the option for the purpose of computing the percentage ownership of that person but have not treated them as outstanding for the purpose of computing the percentage ownership of any other person.
Unless otherwise indicated, the address of each beneficial owner listed below is c/o Zoom Video Communications, Inc., 55 Almaden Boulevard, 6th Floor, San Jose, California 95113.
53.

	Class A Common Stock		Class B Common Stock
Name of Beneficial Owner	Shares	%	Shares	%	% of Total Voting Power†
5% Stockholders
Bin Yuan and Cathy Z. Wang (1)	22,589,226	9.6%	—	—%	2.8%
Puccini World Limited and affiliates (2)	82,617	*	9,406,815	16.2%	11.5%
Digital Mobile Venture Ltd.(3)	—	—%	7,673,357	13.2%	9.4%
Morgan Stanley and affiliates(4)	11,757,739	5.0%	—	—%	1.4%
The Vanguard Group(5)	11,764,711	5.0%	—	—%	1.4%
Directors and Named Executive Officers
Eric S. Yuan(6)	—	—%	24,887,499	42.4%	30.3%
Jonathan Chadwick(7)	—	—%	110,000	*	*
Carl M. Eschenbach(8)	13,295	*	—	—%	*
Peter Gassner(9)	2,169	*	1,202,720	2.1%	1.5%
Kimberly L. Hammonds (10)	—	—%	75,000	*	*
Lieut. Gen. H.R. McMaster(11)	826	*	—	—%	*
Janet Napolitano(12)	112	*	—	—%	*
Dan Scheinman(13)	—	—%	1,664,255	2.9%	2.0%
Santiago Subotovsky (14)	212,143	*	6,488,825	11.1%	8.0%
Bart Swanson(15)	23,481	*	—	—%	*
Ryan Azus(16)	48,367	*	—	—%	*
Aparna Bawa(17)	168,702	*	—	—%	*
Velchamy Sankarlingam(18)	36,060	*	—	—%	*
Kelly Steckelberg (19)	1,388	*	1,018,500	1.7%	1.2%
All directors and executive officers as a group (15 persons) (20)	537,931	13.3%	35,545,279	59.3%	42.6%
________________
*Represents beneficial ownership of less than 1%.
†Represents the voting power with respect to all shares of our Class A common stock and Class B common stock, voting together as a single class. Each share of Class A common stock is entitled to one vote per share, and each share of Class B common stock is entitled to 10 votes per share. The Class A common stock and Class B common stock vote together on all matters (including the election of directors) submitted to a vote of stockholders, except under limited circumstances described in “Description of Capital Stock—Class A Common Stock and Class B Common Stock—Voting Rights.”
(1)Information regarding Bin Yuan and Cathy Z. Wang is based solely upon Schedule 13G filed by Mr. Yuan and Ms. Wang with the SEC on March 22, 2021 reporting their beneficial ownership as of March 3, 2021. The Schedule 13G reports that (i) Mr. Yuan directly owns, and has sole voting and dispositive power over, 1,070 shares of Class A common stock, (ii) Ms. Wang directly owns, and has sole voting and dispositive power over, 1,000 shares of Class A common stock and (iii) Mr. Yuan and Ms. Wang have shared voting and dispositive power over 22,587,156 shares of Class A common stock held in trusts for which they serve as cotrustees. The address for Mr. Yuan and Ms. Wang is c/o Zoom Video Communications, Inc., 55 Almaden Boulevard, 6th Floor San Jose, California, 95113.
(2)Information regarding Puccini World Limited (“Puccini”) is based solely upon Schedule 13G/A filed by Puccini with the SEC on February 9, 2021 reporting its beneficial ownership as of December 31, 2020. The Schedule 13G/A reports that (i) Puccini has shared voting power and shared dispositive power with respect to 9,406,815 shares of Class B common stock, (ii) Skyinvest Associates Limited (“Skyinvest”) has shared voting power and shared dispositive power with respect to 81,863 shares of Class A common stock and (iii) Bloch International Limited (“Bloch”) has shared voting power and shared dispositive power over 754 shares of Class A common
54.

stock. Chau Hoi Shuen Solina Holly is the sole shareholder of Puccini, and as such, Ms. Chau may also be deemed to beneficially own 9,406,815 shares of Class B common stock. Chau Hoi Shuen Foundation Limited (“CHS Foundation”) is the sole shareholder of Skyinvest, and as such, CHS Foundation may also be deemed to beneficially own 81,863 shares of Class A common stock. Composers International Limited (“Composers”) is the sole shareholder of CHS Foundation, which is the sole shareholder of Skyinvest, and as such, Composers may also be deemed to beneficially own 81,863 shares of Class A common stock. Ms. Chau is also the sole shareholder of Composers, which is the sole shareholder of CHS Foundation, which is the sole shareholder of Skyinvest, and as such, Ms. Chau may be deemed to beneficially own 81,863 shares of Class A common stock. Ms. Chau is also the sole shareholder of Bloch, and as such, Ms. Chau may be deemed to beneficially own 754 shares of Class A common stock. The address of the principal business office of Ms. Chau is Suites PT. 2909 & 2910, Harbour Centre, 25 Harbour Road, Wan Chai, Hong Kong. The address of the principal business office of Composers is Kingston Chambers, P.O. Box 173, Road Town, Tortola, British Virgin Islands. The address of the principal business office of each of Puccini, Skyinvest, Bloch and CHS Foundation is c/o Vistra Corporate Services Centre.
(3)Consists of 7,673,357 shares of Class B common stock held of record by Digital Mobile Venture Ltd. Samuel Chen, a former member of our Board of Directors, is a director and stockholder of Digital Mobile Venture Ltd., and as such, is deemed to have beneficial ownership of shares held by Digital Mobile Venture Ltd. The address for this entity is 5F, No. 550, Ruei Guang Road, Taipei F5, Taiwan.
(4)Information regarding Morgan Stanley, Inc. and affiliates (“Morgan Stanley”) is based solely upon Schedule 13G/A filed by Morgan Stanley with the SEC on February 12, 2021 reporting its beneficial ownership as of December 31, 2020. The Schedule 13G/A reports that (i) Morgan Stanley, Inc. has shared voting power with respect to 8,970,783 shares of Class A common stock and shared dispositive power with respect to 11,757,739 shares of Class A common stock and (ii) Morgan Stanley Investment Management Inc., a wholly-owned subsidiary of Morgan Stanley, Inc., has shared voting power with respect to 7,307,066 shares of Class A common stock and shared dispositive power with respect to 8,001,773 shares of Class A common stock. The address for Morgan Stanley, Inc. is 1585 Broadway, New York, New York 10036 and the address for Morgan Stanley Investment Management Inc. is 522 5th Avenue 6th Floor, New York, New York 10036.
(5)Information regarding The Vanguard Group (“Vanguard”) is based solely upon Schedule 13G filed by Vanguard with the SEC on February 10, 2021 reporting its beneficial ownership as of December 31, 2020. The Schedule 13G reports that Vanguard has shared voting power with respect to 186,128 shares of Class A common stock, sole dispositive power with respect to 11,339,285 shares of Class A common stock and shared dispositive power with respect to 425,426 shares of Class A common stock. The address for Vanguard is 100 Vanguard Boulevard, Malvern, Pennsylvania, 19355.
(6)Consists of (i) 22,585,512 shares of Class B common stock held of record by Mr. Yuan, (ii) 1,875,212 shares of Class B common stock held of record by Zheng Yuan and Hongyu Zhang, cotrustees of the 2018 Yuan and Zhang Revocable Trust, for which Mr. Yuan and his spouse serve as cotrustees, and (iii) 426,775 shares of Class B common stock subject to options exercisable within 60 days of March 31, 2021, of which 281,250 shares of Class B common stock are vested as of such date.
(7)Consists of 110,000 shares of Class B common stock held of record by Mr. Chadwick, of which 50,001 shares of Class B common stock are subject to repurchase by the Issuer at the original issue price as of March 31, 2021.
(8)Consists of 13,295 shares of Class A common stock held of record by Carl M. Eschenbach and Ana Eschenbach Trustees Under Agreement 4/15/2014, the Eschenbach Family Trust as of March 31, 2021.
(9)Consists of 2,169 shares of Class A common stock and 1,202,720 shares of Class B common stock held of record by Mr. Gassner as of March 31, 2021.
(10)Consists of 75,000 shares of Class B common stock subject to options exercisable within 60 days of March 31, 2021, of which 18,750 shares of Class B common stock are vested as of such date.
(11)Consists of 826 shares of Class A common stock held of record by General McMaster.
(12)Consists of 112 shares of Class A common stock held of record by Ms. Napolitano.
(13)Consists of (i) 437,974 shares of Class B common stock held of record by Dan & Zoe Scheinman Trust Dated 2/23/01, for which Mr. Scheinman serves as trustee, (ii) 1,126,281 shares of Class B common stock held of record by The 2017 Scheinman Irrevocable Trust, for which Mr. Scheinman serves as trustee and (iii) 100,000 shares of Class B common stock subject to options exercisable within 60 days of March 31, 2021, of which 58,333 shares of Class B common stock are vested as of such date.
55.

(14)Consists of (i) 212,143 shares of Class A common stock held of record by Mr. Subotovsky, (ii) 6,488,825 shares of Class B common stock held of record by Emergence Capital Partners III, L.P. ("ECP III) and EZP Opportunity, L.P. ("EZP"). Emergence Equity Partners III, L.P. ("EEP") is the sole general partner of ECP III and EZP, and may be deemed to beneficially own the shares of stock held directly by each ECP III and EZP. Mr. Subotovsky is a member of EEP III and shares voting and investment control with respect to the shares held by the Emergence Entities.
(15)Consists of 23,481 shares of Class B common stock held of record by Mr. Swanson.
(16)Consists of 48,367 shares of Class A common stock held of record by Mr. Azus.
(17)Consists of 168,702 shares of Class A common stock held of record by Aparna Bawa and Rafik Bawa, cotrustees of the Bawa Family Trust, of which 135,000 shares of Class A common stock are subject to repurchase by the Issuer at the original issue price as of March 31, 2021.
(18)Consists of 36,060 shares of Class A common stock held of record by Mr. Sankarlingam
(19)Consists of (i) 1,388 shares of Class A common stock held of record by The Steckelberg Trust dated 7/29/2006 and (ii) 1,018,500 shares of Class B common stock subject to options exercisable within 60 days of March 31, 2021 held by Ms. Steckelberg, of which 766,832 shares of Class B common stock are vested as of such date.
(20)Consists of (i) 537,931 shares of Class A common stock beneficially owned by our current executive officers and directors, (ii) 33,826,524 shares of Class B common stock beneficially owned by our current executive officers and directors, of which 185,001 shares of Class B common stock may be repurchased by the Issuer at the original purchase price as of March 31, 2021, and (iii) 1,718,755 shares of Class B common stock subject to options exercisable within 60 days of March 31, 2021, of which 1,213,055 shares of Class B common stock are vested as of such date.
56.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
Policies and Procedures for Related Person Transactions
We currently have a written related person transaction policy that sets forth our procedures for the identification, review, consideration and approval or ratification of related person transactions. For purposes of our policy only, a related person transaction is a transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we and any related person are, were or will be participants and in which the amount involved exceeds $120,000. Transactions involving compensation for services provided to us as an employee or director are not considered related person transactions under this policy. A transaction, arrangement or relationship in which a related person’s participation is solely due to such related person’s position as a director of an entity that is participating in such transaction, arrangement or relationship would not be considered a related party transaction under this policy. A related person is any executive officer, director or beneficial owner of more than 5% of any class of our voting securities, including any of their immediate family members and any entity controlled by such persons.
Under the policy, if a transaction has been identified as a related person transaction, including any transaction that was not a related person transaction when originally consummated or any transaction that was not initially identified as a related person transaction prior to consummation, our management must present information regarding the related person transaction to the Audit Committee for review, consideration and approval or ratification. The presentation must include a description of, among other things: all of the parties to the transaction; the material facts of the proposed transaction; the interests, direct and indirect, of the related persons; the purpose of the transaction; the benefits to us of the transaction; whether the transaction is on terms that are comparable to the terms available to or from, as the case may be, an unrelated third party or to or from employees generally; and management’s recommendation with respect to the proposed transaction. Under the policy, we will collect information that we deem reasonably necessary from each director, executive officer and, to the extent feasible, significant stockholder to enable us to identify any existing or potential related person transactions and to effectuate the terms of the policy.
Certain Related Person Transactions
The following is a summary of transactions since February 1, 2020, to which we have been a participant in which the amount involved exceeded or will exceed $120,000, and in which any of our directors, executive officers or holders of more than five percent of our capital stock, or any member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest, other than compensation arrangements which are described in the sections titled “Executive Compensation” and “Director Compensation—Non-Employee Director Compensation.”
Investors’ Rights Agreement
We are party to an amended and restated investors’ rights agreement which provides, among other things, that certain holders of our capital stock, including Eric S. Yuan, Puccini World Limited and entities affiliated with Emergence Capital, have the right to demand that we file a registration statement or request that their shares of our capital stock be included on a registration statement that we are otherwise filing.
Indemnification Agreements
Our amended and restated certificate of incorporation contains provisions that limit the liability of our current and former directors for monetary damages to the fullest extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for any breach of fiduciary duties as directors, except liability for:
•any breach of the director’s duty of loyalty to the corporation or its stockholders;
57.

•any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
•unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or
•any transaction from which the director derived an improper personal benefit.
This limitation of liability does not apply to liabilities arising under federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.
Our amended and restated certificate of incorporation provides that we are authorized to indemnify our directors and officers to the fullest extent permitted by Delaware law. Our amended and restated bylaws provide that we are required to indemnify our directors and executive officers to the fullest extent permitted by Delaware law. Our amended and restated bylaws also provide that, upon satisfaction of certain conditions, we are required to advance expenses incurred by a director or executive officer in advance of the final disposition of any action or proceeding, and permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity regardless of whether we would otherwise be permitted to indemnify him or her under the provisions of Delaware law. Our amended and restated bylaws also provide our Board of Directors with discretion to indemnify our other officers and employees when determined appropriate by our Board of Directors. We have entered and expect to continue to enter into agreements to indemnify our directors, executive officers and other employees as determined by the Board of Directors. With certain exceptions, these agreements provide for indemnification for related expenses (including, among other things, attorneys’ fees), judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and officers. We also maintain customary directors’ and officers’ liability insurance.
Further, we have entered into indemnification agreements with each of our directors and executive officers that may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements require us, among other things, to indemnify our directors and executive officers against liabilities that may arise by reason of their status or service. These indemnification agreements also require us to advance all expenses incurred by the directors and executive officers in investigating or defending any such action, suit or proceeding. We believe that these agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.
The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions.

OTHER MATTERS
Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires that our executive officers and directors, and persons who own more than 10% of our common stock, file reports of ownership and changes of ownership with the SEC. Such directors, executive officers and 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.
SEC regulations require us to identify in this proxy statement anyone who filed a required report late during the most recent fiscal year. Based on our review of forms we received, or written representations from reporting persons stating that they were not required to file these forms, we believe that during our fiscal year ended January
58.

31, 2021, all Section 16(a) filing requirements were satisfied on a timely basis except for late Form 4s filed for Mr. Swanson covering two transactions and for Ms. Pelosi covering one transaction.
Legal Matters
This document includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical or current facts, including statements regarding our environmental and other sustainability plans and goals, made in this document are forward-looking. We use words such as believe, expect, future, intend, and similar expressions to identify forward-looking statements. Forward-looking statements reflect management’s current expectations and are inherently uncertain. Actual results could differ materially for a variety of reasons. Risks and uncertainties that could cause our actual results to differ significantly from management’s expectations are described in our 2021 Annual Report on Form 10-K.
Fiscal Year 2021 Annual Report and SEC Filings
Our financial statements for our fiscal year ended January 31, 2021 are included in our Annual Report on Form 10-K, which we will make available to stockholders at the same time as this proxy statement. This proxy statement and our annual report are posted on our website at investors.zoom.us and are available from the SEC at its website at www.sec.gov.
A copy of our Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended January 31, 2021 is available without charge upon written request to Zoom Video Communications, Inc., Attention: Investor Relations, 55 Almaden Blvd., 6th Floor, San Jose, California 95113 or via email to investors@zoom.us.

* * *
The Board of Directors does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented at the Annual Meeting, the persons named in the enclosed proxy card will have discretion to vote the shares of our common stock they represent in accordance with their own judgment on such matters.
It is important that your shares of our common stock be represented at the Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote by telephone or by using the Internet as instructed on the enclosed proxy card or execute and return, at your earliest convenience, the enclosed proxy card in the envelope that has also been provided.

THE BOARD OF DIRECTORS

San Jose, California
May 5, 2021

59.

ANNEX A

Zoom Video Communications, Inc.
Reconciliation of GAAP to Non-GAAP Measures
(Unaudited, in thousands, except share and per share amounts)

Year ended January 31, 2021
GAAP income from operations	$659,848
Add:
Stock-based compensation expense and related payroll taxes	290,832
Charitable donation of common stock	23,312
Acquisition-related expenses	9,278
Non-GAAP income from operations	$983,270

60.

ZOOM VIDEO COMMUNICATIONS, INC.
55 ALMADEN BOULEVARD
SUITE 600
SAN JOSE, CA 95113

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on June 16, 2021 for shares held directly and by 11:59 p.m. Eastern Time on June 14, 2021 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/ZM2021**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on June 16, 2021 for shares held directly and by 11:59 p.m. Eastern Time on June 14, 2021 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D51280-P52055

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ZOOM VIDEO COMMUNICATIONS, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of three Class II directors to serve until our 2024 Annual Meeting of Stockholders and until their successors are duly elected and qualified.	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Jonathan Chadwick
02) Kimberly L. Hammonds
03) Dan Scheinman

The Board of Directors recommends you vote FOR proposals 2 and 3:

	For	Against	Abstain
2. Ratify the appointment of KPMG LLP as our independent registered public accounting firm for our fiscal year ending January 31, 2022.	☐	☐	☐
3. To approve, on an advisory non-binding basis, the compensation of our named executive officers as disclosed in our proxy statement.	☐	☐	☐

The Board of Directors recommends you vote 1 YEAR on the following proposal:

	1 Year	2 Years	3 Years	Abstain
4. To approve, on an advisory non-binding basis, the frequency of future advisory non-binding votes on the compensation of our named executive officers.	☐	☐	☐	☐

NOTE: Your proxy holder will also vote on any other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

61.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

D51281-P52055

ZOOM VIDEO COMMUNICATIONS, INC.
Annual Meeting of Stockholders
June 17, 2021 10:00 AM PDT
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Eric S. Yuan, Kelly Steckelberg and Aparna Bawa, or any of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of ZOOM VIDEO COMMUNICATIONS, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 AM, PDT on June 17, 2021 via a live interactive webcast on the Internet at www.virtualshareholdermeeting.com/ZM2021, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side

62.